Exhibit 2.1

AMENDED AND RESTATED MERGER AGREEMENT

dated as of

May 20, 2024

by and among

Globalink Investment Inc.,

as Parent,

GL Sponsor LLC,

in the capacity as the Parent Representative,

Alps Global Holding Pubco,

as Pubco,

Alps Biosciences Merger Sub,

as Merger Sub

Alps Life Sciences Inc,

as Alps Holdco

and

Dr. Tham Seng Kong,

in the capacity as the Seller Representative

i

TABLE OF CONTENTS CONTINUED

ii

TABLE OF CONTENTS CONTINUED

iii

TABLE OF CONTENTS CONTINUED

Exhibit A –	Form of Alps Holdco Support Agreement
Exhibit B –	Form of Parent Support Agreement
Exhibit C –	Form of Subscription Agreement
Exhibit D –	Form of Lock-Up Agreement
Exhibit E –	Form of Amended and Restated Registration Rights Agreement
Exhibit F –	Form of New Pubco M&A

iv

AMENDED AND RESTATED MERGER AGREEMENT

This AMENDED AND RESTATED MERGER AGREEMENT dated as of May 20, 2024 (this “Agreement”), by and among (i) Alps Global Holding Pubco, a Cayman Islands exempted company (“Pubco”); (ii) Alps Biosciences Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”); (iii) Alps Life Sciences Inc, a Cayman Islands exempted company (“Alps Holdco”); (iv) Globalink Investment Inc., a Delaware corporation (“Parent”), (v) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) other than Alps Holdco Shareholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Parent Representative”), and (vi) Dr. Tham Seng Kong, an individual, in the capacity as the representative from and after the Effective time for Alps Holdco Shareholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”).

W I T N E S S E T H:

A. Parent, Alps Global Holding Berhad, a company formed under the laws of Malaysia (“Alps Malaysia”), the Parent Representative and the Seller Representative previously entered into a Merger Agreement, dated January 30, 2024 (“Principal Agreement”), which they desire to amend and restate in accordance with the terms of this Agreement. With effect from the date of this Agreement, the Principal Agreement shall be amended and superseded by this Agreement;

B. Alps Holdco and its Subsidiaries (collectively, the “Alps Holdco Group”) are a fully-integrated biotechnology research, medical and wellness services group of companies (such business as conducted or currently proposed to be conducted by the Alps Holdco Group, the “Business”);

C. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

D. PubCo is an entity newly formed for the purposes of the merger of Parent with and into Pubco (the “Reincorporation Merger”), in which Pubco will be the surviving company, in accordance with this Agreement, the Reincorporation Plan of Merger, the Companies Act, and a certificate of merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”);

E. Concurrently therewith or immediately after the Reincorporation Merger, Merger Sub will merge with and into Alps Holdco (the “Merger”, the Reincorporation Merger and the Merger are collectively referred to as the “Mergers”), with Alps Holdco being the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Pubco, in accordance with this Agreement, the Plan of Merger and the Companies Act;

F. As promptly as practicable following the execution of, and as a condition and an inducement to Parent and Alps Holdco entering into this Agreement, certain Alps Holdco Shareholders have entered into and delivered Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Alps Holdco Support Agreement”), pursuant to which such Alps Holdco Shareholders have agreed to vote in favor of this Agreement and the Mergers and the other transactions contemplated hereby;

G. As promptly as practicable following the execution of, and as a condition and an inducement to Parent and Alps Holdco entering into this Agreement, Sponsor and certain other stockholders of Parent that are officers or directors of Parent have entered into and delivered Support Agreements (collectively, the “Identified Parent Stockholders”), substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Identified Parent Stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Identified Parent Stockholder, and (ii) to vote in favor of this Agreement and the Mergers at the Parent Stockholder Meeting;

H. Subsequent to the execution of, and as a condition and an inducement to Parent and Alps Holdco to consummate the Mergers, Parent will enter into subscription agreements in the form attached as Exhibit C hereto (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) for an aggregate investment to be determined (the “PIPE Financing Amount”) in shares of Parent Common Stock (the “PIPE Shares”) in a private placement to be consummated substantially concurrently with the Closing (the “PIPE Financing”);

I. For U.S. federal income tax purposes, the parties hereto intend that the Reincorporation Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Alps Holdco’s Board of Directors and the Boards of Directors of Parent and Pubco have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

J. The boards of directors of each of Alps Holdco, Parent, Pubco and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Mergers, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders or shareholders, as applicable, and (iii) resolved to recommend that their stockholders or shareholders, as applicable, approve the Mergers and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of its obligations hereunder and thereunder.

K. As at the date of this Agreement, the shares of Alps Malaysia have not been transferred to Alps Holdco. After the date of this Agreement and prior to the Closing, Alps Malaysia shall become a wholly-owned Subsidiary of Alps Holdco (the “Alps Restructuring”).

In consideration of the foregoing and the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the parties hereto hereby amend and restate the Principal Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“AAA” has the meaning set forth in Section 13.17.

“AAA Procedures” has the meaning set forth in Section 13.17.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

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“Additional Agreements” means the Amended and Restated Registration Rights Agreement, Alps Holdco Support Agreements, the Subscription Agreements, the Escrow Agreement, the Parent Support Agreements and the Lock-Up Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 6.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alps Holdco” has the meaning set forth in the Preamble.

“Alps Holdco Ordinary Shares” means the ordinary shares of par value US$0.00001 per share in the capital of Alps Holdco.

“Alps Holdco Consent” has the meaning set forth in Section 5.8.

“Alps Holdco Exclusively Licensed IP” means all Alps Holdco Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Alps Holdco Group.

“Alps Holdco Financial Statements” has the meaning set forth in Section 5.9(a).

“Alps Holdco Group” has the meaning set forth in the recitals to this Agreement.

“Alps Holdco Information Systems” has the meaning set forth in Section 5.18(k).

“Alps Holdco IP” means, collectively, all Alps Holdco Owned IP and Alps Holdco Licensed IP.

“Alps Holdco Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Alps Holdco Group or that any member of the Alps Holdco Group otherwise has a right to use or purports to have a right to use.

“Alps Holdco Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Alps Holdco Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Alps Holdco Share Certificate” has the meaning set forth in Section 3.10.

“Alps Holdco Shareholders” means, at any given time, the holders of Alps Holdco Ordinary Shares, provided that following Closing it shall mean those persons who were holders of Alps Holdco Ordinary Shares (other than Alps Holdco or any Subsidiary of Alps Holdco) immediately prior to the Effective Time and their respective successors and assigns.

“Alps Holdco Shareholder Approval” has the meaning set forth in Section 5.2(b).

“Alps Holdco Shareholder Written Consent” has the meaning set forth in Section 8.2(a).

“Alps Holdco Shareholder Written Consent Deadline” has the meaning set forth in Section 8.2(a).

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“Alps Holdco Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Alps Holdco Surviving Representations” has the meaning set forth in Section 12.1.

“Alps Holdco Transaction Expenses” means, without duplication, the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby by the Alps Holdco Group, provided, however, that “Alps Holdco Transaction Expenses” shall not include (i) any premiums payable by Alps Holdco in connection with the “tail” policy pursuant to Section 8.4(d), (ii) the filing fee of the HSR Act filing, and (iii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other.

“Alps Malaysia” has the meaning set forth in the recitals to this Agreement.

“Alps Restructuring” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 7.2(b).

“Alternative Transaction” has the meaning set forth in Section 7.2(a).

“Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit E.

“Annual Financial Statements” has the meaning set forth in Section 5.9(a).

“Anti-Corruption Laws” has the meaning set forth in Section 5.29(a).

“Antitrust Laws” means any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Laws).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax applicable Laws).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheets” means the audited consolidated annual balance sheets of Alps Holdco Group as of March 31, 2023 and 2022.

“Balance Sheet Date” has the meaning set forth in Section 5.9(a).

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“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 6.11(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing” has the meaning set forth in Section 3.6.

“Closing Date” has the meaning set forth in Section 3.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Alps Holdco Group, or any suppliers, customers or agents of the Alps Holdco Group that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 2, 2023 by and between Alps Malaysia and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 4.4(a).

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Alps Holdco Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

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“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in the Preamble.

“Disclosure Schedules” means the schedules, delivered by Alps Holdco to the Parent, disclosing information constituting exceptions to the representations and warranties by Alps Holdco as set forth under this Agreement, accurate as of January 30, 2024.

“Dispute” has the meaning set forth in Section 13.17.

“Dissenting Shares” has the meaning set forth in Section 4.2.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earn-out Shares” has the meaning set forth in Section 4.5.

“Effective Time” has the meaning set forth in Section 3.2.

“Enforceability Exceptions” has the meaning set forth in Section 5.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including Environmental Quality Act 1974 and its relevant regulation, Environmental Quality (Scheduled Wastes) Regulations 2005.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Alps Holdco Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Alps Holdco Group pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 4.10(a).

“Escrow Agent” has the meaning set forth in Section 4.10(a).

“Escrow Agreement” has the meaning set forth in Section 4.10(a).

“Escrow Amount” has the meaning set forth in Section 4.10(a).

“Escrow Property” has the meaning set forth in Section 4.10(a).

“Escrow Shares” has the meaning set forth in Section 4.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning set forth in Section 4.3(a).

“Exchange Fund” has the meaning set forth in Section 4.3(a).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by Alps Holdco or its Subsidiaries with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of Alps Holdco; (f) (i) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Alps Holdco Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Expiration Date” has the meaning set forth in Section 4.10(b).

“Export Control Laws” has the meaning set forth in Section 5.29(a).

“F-4 Effective Date” has the meaning set forth in Section 7.5(c).

“Final March 31, 2024 Financial Statements” has the meaning set forth in Section 8.3.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 5.17(a).

“Form F-4” has the meaning set forth in Section 7.5(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully Diluted Alps Holdco Shares” means all Alps Holdco Ordinary Shares that are issued and outstanding immediately prior to the Effective Time.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

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“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board in effect from time to time applied consistently throughout the periods involved.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. IFRS, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations that Alps Holdco has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by Alps Holdco under the CARES Act and applicable rules and regulations thereunder, and (j) any agreement to incur any of the same.

“Indemnification Notice” has the meaning set forth in Section 12.1.

“Indemnified Party” has the meaning set forth in Section 12.1.

“Indemnifying Parties” has the meaning set forth in Section 12.1.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

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“Interim Period” has the meaning set forth in Section 7.1(a).

“International Trade Control Laws” has the meaning set forth in Section 5.29(a).

“IP Contracts” means, collectively, any and all Contracts to which any member of the Alps Holdco Group is a party or by which any of its respective properties or assets is bound, in any case under which the Alps Holdco Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Alps Holdco Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Alps Holdco’s standard forms, (C) Contracts with the Alps Holdco Group’s employees or contractors on Alps Holdco’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“Knowledge” (i) with respect to Alps Holdco means the actual knowledge after reasonable inquiry of the Key Management of Alps Holdco; and (ii) with respect to Parent means the actual knowledge after reasonable inquiry of Say Leong Lim and Kelvin (Zeng Yenn) Chin.

“Key Management of Alps Holdco” means Dr. Tham Seng Kong and Chew Yoke Ling.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Letter of Transmittal” has the meaning set forth in Section 4.3(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit D, restricting the sale, transfer or other disposition of Reincorporation Merger Surviving Company Ordinary Shares to be received by certain Alps Holdco Shareholders and the Identified Parent Stockholders at the Closing in connection with the Mergers.

“Losses” has the meaning set forth in Section 12.1.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business, results of operations or prospects of the Alps Holdco Group, on the one hand, or on Parent, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Alps Holdco Shareholders and the Alps Holdco Group, on the one hand, or on Parent, on the other hand to consummate the Mergers and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

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“Material Contracts” has the meaning set forth in Section 5.15(a). Material Contracts shall not include any Contracts that are also Plans.

“Memorandum and Articles of Association of Alps Holdco” means the Memorandum and Articles of Association of Alps Holdco, as may be amended and/or restated from time to time.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of Reincorporation Merger Surviving Company Ordinary Shares equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of issued and outstanding Alps Holdco Ordinary Shares as of the Closing; provided, however, that the Merger Consideration Shares otherwise payable to Alps Holdco Shareholders are subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 3.10, and after the Closing are subject to reduction for the indemnification obligations of the Indemnifying Parties set forth in ARTICLE XI).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shareholder Approval” has the meaning set forth in Section 7.7.

“Merger Sub Ordinary Shares” has the meaning set forth in Section 5.5(c).

“NASDAQ” means the Nasdaq Stock Market LLC.

“New Pubco M&A” has the meaning set forth in Section 2.4.

“Offer Documents” has the meaning set forth in Section 7.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 5.20(l).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue-sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 6.11(a).

“Parent Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (b) the PIPE Financing Amount actually received by Parent prior to or substantially concurrently with the Closing, net of Parent’s unpaid expenses and liabilities.

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“Parent Common Stock” means shares of Common Stock issued by Parent.

“Parent Excluded Shares” has the meaning provided in Section 2.6(d).

“Parent Material Contract” has the meaning set forth in Section 6.22(a).

“Parent Private Unit” means each unit of Parent issued to Public Gold Marketing Sdn. Bhd., a Malaysian private limited company, in a private placement at the time of the consummation of the IPO at a price of $10.00 per Parent Private Unit comprised of (a) one share of Parent Common Stock and (b) one Parent Private Right, and (c) one Parent Private Warrant.

“Parent Private Right” means each right issued as part of the Parent Private Unit, entitling the holder thereof to receive one-tenth (1/10) of one share of Parent Common Stock upon the consummation of the Mergers.

“Parent Private Warrant” means each warrant issued as part of a Parent Private Unit, entitling the holder of one whole warrant to purchase one half (1/2) of a share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 7.5(e).

“Parent Public Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock and (b) one Parent Public Right, and (c) one Parent Public Warrant.

“Parent Public Right” means each right issued as part of the Parent Public Unit, entitling the holder thereof to receive one-tenth (1/10) of one share of Parent Common Stock upon the consummation of the Mergers.

“Parent Public Warrant” means each warrant issued as part of a Parent Public Unit or Parent Public Subunit, entitling the holder of one whole warrant to purchase one half (1/2) of a share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Redemption Amount” has the meaning set forth in Section 7.6.

“Parent Representative” has the meaning set forth in the Preamble.

“Parent Representative Documents” has the meaning set forth in Section 13.20(a).

“Parent SEC Documents” has the meaning set forth in Section 6.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 7.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

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“Parent Transaction Expenses” means, without duplication, (a) the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with Parent’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby including any deferred underwriting fees incurred by Parent in connection with its initial public offering, (b) the filing fees payable to the SEC in connection with the registration of the Parent Public Units and the Merger Consideration Shares; provided, however, that “Parent Transaction Expenses” shall not include (i) the filing fee of the HSR Act filing, (ii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other advisors and (iii) any fees and expenses incurred in connection with the Subscription Agreements.

“Parent Unit” shall mean each Parent Private Unit and Parent Public Unit.

“Parent Right” shall mean each Parent Private Right and Parent Public Right.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Pending Claims” has the meaning set forth in Section 3.10(b).

“Per Share Merger Consideration Amount” means an amount equal to (a) United States Dollar One Billion and Six Hundred Million ($1,600,000,000.00), divided by (b) the number of Fully Diluted Alps Holdco Shares.

“Permit” has the meaning set forth in Section 5.16.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of Alps Holdco so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by Alps Holdco Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with IFRS); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) information that enables a person to contact the individual (such as information contained in a cookie or electronic device fingerprint) (iii) “personal data,” “personal information,” “nonpublic personal information” or any similar term as defined under any applicable Laws and (iv) other information, the Processing of which is regulated by an applicable Law in relation to data protection or data privacy.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

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“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Alps Holdco Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan and fringe benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Alps Holdco Group, or under which the Alps Holdco Group has any current or potential liability, but excluding any statutory plan, program or arrangement that is maintained by an Authority.

“Plan of Merger” has the meaning set forth in Section 3.2.

“Plans of Merger” means the Plan of Merger and the Reincorporation Plan of Merger.

“Pro Rata Share” means, with respect to each Alps Holdco Shareholder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration Shares payable by Pubco to such Alps Holdco Shareholder in accordance with the terms of this Agreement and the Plans of Merger, divided by (ii) the total Merger Consideration Shares payable by Pubco to all Alps Holdco Shareholders in accordance with the terms of this Agreement and the Plans of Merger.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 5.29(b).

“Prospectus” has the meaning set forth in Section 13.13.

“Proxy Statement” has the meaning set forth in Section 7.5(a).

“Pubco” has the meaning set forth in the Preamble.

“Pubco Ordinary Shares” has the meaning set forth in Section 5.5(b).

“Pubco Shareholder Approval” has the meaning set forth in Section 7.7.

“Public Distributions” has the meaning set forth in Section 13.13.

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“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Alps Holdco Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Alps Holdco Owned IP or filed in the name of any member of the Alps Holdco Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Reincorporation Intended Tax Treatment” has the meaning provided in Section 2.9.

“Reincorporation Merger” has the meaning provided in the recitals.

“Reincorporation Merger Certificate” has the meaning provided in Section 2.2.

“Reincorporation Merger Effective Time” has the meaning provided in Section 2.2.

“Reincorporation Merger Surviving Company Ordinary Share” means an ordinary share, par value US$0.0001, in the capital of Reincorporation Merger Surviving Company.

“Reincorporation Merger Surviving Company Private Right” means each right issued at the Reincorporation Merger Effective Time, entitling the holder thereof to receive one-tenth (1/10) of one Reincorporation Merger Surviving Company Ordinary Share upon the consummation of the Mergers.

“Reincorporation Merger Surviving Company Private Warrant” means each warrant issued at the Reincorporation Merger Effective Time, entitling the holder of one whole warrant to purchase one half (1/2) of one Reincorporation Merger Surviving Company Ordinary Share at an exercise price of $11.50 per whole share.

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“Reincorporation Merger Surviving Company Public Right” means each right issued at the Reincorporation Merger Effective Time, entitling the holder thereof to receive one-tenth (1/10) of one Reincorporation Merger Surviving Company Ordinary Share upon the consummation of the Mergers.

“Reincorporation Merger Surviving Company Public Warrant” means each warrant issued at the Reincorporation Merger Effective Time, entitling the holder thereof to purchase one half (1/2) of one Reincorporation Merger Surviving Company Ordinary Share at a purchase price of $11.50 per whole share.

“Reincorporation Merger Surviving Company Rights” means the Reincorporation Merger Surviving Company Private Rights and Reincorporation Merger Surviving Company Public Rights.

“Reincorporation Merger Surviving Company Warrants” means the Reincorporation Merger Surviving Company Private Warrants and Reincorporation Merger Surviving Company Public Warrants.

“Reincorporation Merger Surviving Company Share Price” means an amount equal to the VWAP of the Reincorporation Merger Surviving Company Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Reincorporation Merger Surviving Company Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for share splits and sub-divisions, share dividends and bonus issues of shares, share combinations and consolidations, recapitalizations and the like after the Closing Date.

“Reincorporation Merger Surviving Company” has the meaning provided in Section 2.1.

“Reincorporation Plan of Merger” has the meaning set forth in Section 2.2.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Resolution Period” has the meaning set forth in Section 13.17.

“Revenue” shall mean the consolidated revenue of Parent and the Alps Holdco Group that is attributable to: (A) sales by the Parent and Alps Holdco Group (present and future); and (B) revenue from any joint venture or entity in which the Parent and/or any Alps Holdco Group has made an equity investment to the extent (and in the amount) that such revenue can be reported as revenue by the aforementioned entities in accordance with US generally accepted accounting principles.

“Sanctions Laws” has the meaning set forth in Section 5.29(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form F-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Filing” has the meaning set forth in Section 3.4(b).

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Documents” has the meaning set forth in Section 13.21(a).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

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“Sponsor” means GL Sponsor LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Survival Period” has the meaning set forth in Section 12.1.

“Surviving Company” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Alps Holdco Group and other tangible property.

“Tax Opinion” has the meaning set forth in Section 3.4.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 12.1.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the principal securities exchange or securities market on which the Parent Common Stock is then traded.

“Transaction Litigation” has the meaning set forth in Section 9.1(c).

“Trust Account” has the meaning set forth in Section 6.9.

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“Trust Agreement” has the meaning set forth in Section 6.9.

“Trust Fund” has the meaning set forth in Section 6.9.

“Trustee” has the meaning set forth in Section 6.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“USPTO” has the meaning set forth in Section 5.18(c).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) References to “US$” or “$” are to the lawful currency of the United States of America.

(c) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(d) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under IFRS as consistently applied heretofore by Alps Holdco. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

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(e) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(f) Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedules. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(g) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(h) To the extent that any Contract, document, certificate or instrument is represented and warranted to by Alps Holdco to be given, delivered, provided or made available by Alps Holdco, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of Alps Holdco for the benefit of Parent and its Representatives and Parent and its Representatives have been given access to the electronic folders containing such information and received a notice that such Contract, document, certificate or instrument has been so posted.

ARTICLE II

REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Reincorporation Plan of Merger, and in accordance with the applicable provisions of the Companies Act and the DGCL, respectively, Parent shall be merged with and into Pubco, the separate corporate existence of Parent shall cease and Pubco shall continue as the surviving company in the Reincorporation Merger. Pubco as the surviving company after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Merger Surviving Company”.

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2.2 Reincorporation Merger Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE X that are required to be satisfied prior to the Closing Date, the Parties hereto shall cause the Reincorporation Merger to be consummated by filing a certificate of merger (the “Reincorporation Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and executing and filing a plan of merger (the “Reincorporation Plan of Merger”) and all other documents required by the Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act. The effective time of the Reincorporation Merger shall be the later of the acceptance of the Reincorporation Merger Certificate and the date that the Reincorporation Plan of Merger is registered by the Cayman Registrar in accordance with the Companies Act, or such other time as specified in or otherwise in accordance with the Reincorporation Merger Certificate, the DGCL, the Reincorporation Plan of Merger and the Companies Act (such time is herein referred to as the “Reincorporation Merger Effective Time”.)

2.3 Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of Reincorporation Merger shall be as provided in this Agreement, the Reincorporation Merger Certificate, the Reincorporation Plan of Merger and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Merger Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Parent and Pubco shall immediately vest in and become the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Reincorporation Merger Surviving Company and the Reincorporation Merger Surviving Company shall be liable for and subject, in the same manner as Parent and Pubco, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of Parent and Pubco, which shall include the assumption by the Reincorporation Merger Surviving Company of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing, and all securities of the Reincorporation Merger Surviving Company issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on NASDAQ (on which the Parent Common Stock were trading prior to Reincorporation Merger).

2.4 Charter Documents. At the Reincorporation Merger Effective Time, the memorandum and articles of association of Pubco shall be amended and restated so that they read in their entirety substantially as set forth in Exhibit F annexed hereto (the “New Pubco M&A”), and as so amended and restated, shall become the memorandum and articles of association of the Reincorporation Merger Surviving Company until duly amended in accordance with the terms thereof and the Companies Act. The new name of the Reincorporation Merger Surviving Company will be “Alps Life Sciences” or such other name as provided by Alps Holdco and stated in the Reincorporation Plan of Merger and the New Pubco M&A.

2.5 Directors and Officers of the Reincorporation Merger Surviving Company. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time shall continue to be the officers and directors of the Reincorporation Merger Surviving Company (and holding the same title as held at Parent) until the Effective Time.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Stock.

(i) At the Reincorporation Merger Effective Time, each issued and outstanding share of Parent Common Stock (other than the Parent Excluded Shares and shares of Parent Common Stock redeemed pursuant to Section 8.5(f)) shall be converted automatically into the right to receive one Reincorporation Merger Surviving Company Ordinary Share. At the Reincorporation Merger Effective Time, all Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Common Stock immediately prior to the Reincorporation Merger Effective Time shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Stock (other than the Parent Excluded Shares and Parent Common Stock redeemed pursuant to Section 7.5(f)) shall be exchanged for a certificate representing the same number of Reincorporation Merger Surviving Company Ordinary Shares upon the surrender of such certificate in accordance with Section 2.8.

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(ii) Each holder of shares of Parent Common Stock (other than the Parent Excluded Shares and shares of Parent Common Stock redeemed pursuant to Section 8.5(f)) shall thereafter have the right to receive the same number of Reincorporation Merger Surviving Company Ordinary Shares only.

(b) Conversion of Parent Warrants; Treatment of Parent Units. At the Reincorporation Merger Effective Time, (i) all Parent Units will separate into their individual components of Parent Common Stock, Parent Rights and Parent Warrants, and will cease separate existence and trading and (ii) each issued and outstanding Parent Warrant shall cease to be a warrant with respect to Parent Common Stock and be assumed by the Reincorporation Merger Surviving Company and shall be converted into one Reincorporation Merger Surviving Company Warrant, and will cease separate existence and trading. Each of the Reincorporation Merger Surviving Company Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Warrants that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Company Warrants remain outstanding, a sufficient number of Reincorporation Merger Surviving Company Ordinary Shares for delivery upon the exercise of the Reincorporation Merger Surviving Company Warrants after the Reincorporation Merger Effective Time.

(c) Parent Right. At the Reincorporation Merger Effective Time, (i) each outstanding Parent Private Right shall, without any action on the part of the holder thereof, be converted into one Reincorporation Merger Surviving Company Private Right, and (ii) each outstanding Parent Public Right shall be converted into one Reincorporation Merger Surviving Company Public Right, in accordance with the terms of such Parent Right. At the Reincorporation Merger Effective Time, each Parent Right shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Reincorporation Merger Effective Time shall cease to have any rights with respect to such Parent Right, except as provided herein or by applicable Law. Each certificate formerly representing Parent Right shall thereafter represent only the right to receive Reincorporation Merger Surviving Company Ordinary Shares as set forth herein.

(d) Cancellation of Parent Common Stock Owned by Parent. At the Reincorporation Merger Effective Time, if there are any shares of Parent Common Stock that are owned by Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Merger Effective Time, any shares of Pubco owned by Parent immediately prior to the Reincorporation Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Merger Surviving Company, Parent or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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2.7 Surrender of Parent Common Stock. All securities issued upon the surrender of the shares of Parent Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the shares of Parent Common Stock shall also apply to the Reincorporation Merger Surviving Company Ordinary Shares so issued in conversion.

2.8 Lost, Stolen or Destroyed Certificates. In the event any of its certificates shall have been lost, stolen or destroyed, Reincorporation Merger Surviving Company shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Merger Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Reincorporation Merger Surviving Company as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Reincorporation Intended Tax Treatment. For U.S. federal income Tax purposes, Parent and Pubco intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and Common Stock is a party under Section 368(b) of the Code (the “Reincorporation Intended Tax Treatment”). Parent and Pubco hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Company with full right, title and possession to all rights, property, business, undertaking, goodwill, benefits, immunities and privileges of Parent and Pubco, the officers and directors of Parent and Pubco are fully authorized in the name of their respective corporations / companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER

3.1 Merger. At the Effective Time, and subject to and upon the terms and conditions set forth in this Agreement and the Plan of Merger, and in accordance with the applicable provisions of the Companies Act, (a) Merger Sub shall be merged with and into Alps Holdco, (b) the separate corporate existence of Merger Sub shall cease and Alps Holdco shall continue as the surviving company in the Merger, and (c) the Surviving Company shall become a wholly-owned Subsidiary of Pubco.

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3.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing and after the Reincorporation Merger, the Parties hereto shall cause the Merger to be consummated by executing and filing a plan of merger (the “Plan of Merger”) and all other documents required by the Companies Act with the Cayman Registrar, in accordance with the relevant provisions of the Companies Act. The effective time of the Merger shall be the date that the Plan of Merger is registered by the Cayman Registrar in accordance with the Companies Act, or such later time as specified in or otherwise in accordance with the Plan of Merger and the Companies Act (such time is herein referred to as the “Effective Time”).

3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Alps Holdco and Merger Sub shall immediately vest in and become the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as Alps Holdco and Merger Sub, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of Alps Holdco and Merger Sub.

3.4 Tax Opinion. If, in connection with the preparation and filing of the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing (individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (each, a “Tax Opinion”), (i) Alps Holdco and Parent shall each use commercially reasonable efforts to deliver to Hunter Taubman Fischer & Li LLC and a firm to be retained by Alps Holdco, in connection with any Tax Opinion rendered by such counsels, customary Tax representation letters satisfactory to such counsels, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsels in connection with the preparation and filing of such Securities Filing, and (ii) Alps Holdco shall use commercially reasonable efforts to cause its counsel, and Parent shall use commercially reasonable efforts to cause Hunter Taubman Fischer & Li LLC, to furnish Tax Opinions, subject to customary assumptions and limitations.

3.5 Memorandum and Articles of Association. At the Effective Time, the Memorandum and Articles of Association of Alps Holdco as in effect immediately prior to the Effective Time shall, in accordance with the Plan of Merger and the Companies Act be the memorandum and articles of association of the Surviving Company until duly amended in accordance with the terms thereof and the Companies Act.

3.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE XI, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the consummation of the Reincorporation Merger, given satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE X or at such other time, date and location as Parent and Alps Holdco agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

3.7 Directors and Officers of Surviving Company.

(a) At the Effective Time, the initial directors of the Surviving Company shall consist of the same persons serving on Alps Holdco’s Board of Directors immediately prior to the Effective Time, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, removal or other vacation of office in accordance with the Surviving Company’s memorandum and articles of association then in effect.

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(b) At the Effective Time, the officers of Alps Holdco shall become the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, removal or other vacation of office.

3.8 Directors of Pubco. At the Effective Time, Pubco’s Board of Directors will consist of five (5) directors. Alps Holdco shall have the right to designate all directors (the majority of whom shall qualify as independent directors under the Securities Act and the NASDAQ rules). In accordance with the New Pubco M&A as in effect at the Closing, no director on Pubco’s Board of Directors may be removed without cause. At or prior to the Closing, Pubco will provide each member of Pubco’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonably acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment).

3.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of Alps Holdco and Merger Sub, the officers and directors of the Surviving Company are fully authorized in the name and on behalf of Alps Holdco and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.10 No Further Ownership Rights in Alps Holdco Ordinary Shares. If, after the Effective Time, certificates formerly representing Alps Holdco Ordinary Shares (each, an “Alps Holdco Share Certificate”) are presented to the Surviving Company, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in ARTICLE IV.

ARTICLE IV

EFFECT OF THE MERGER

4.1 Effect of the Merger on Alps Holdco Ordinary Shares and Merger Sub Ordinary Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, Alps Holdco or the holders of any equity securities of any of them:

(a) Conversion of Alps Holdco Ordinary Shares.

(i) Each Alps Holdco Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Alps Holdco Excluded Shares) shall be converted into the right to receive a number of Reincorporation Merger Surviving Company Ordinary Shares equal to the Conversion Ratio (subject to the withholding of the Escrow Shares). For the avoidance of doubt, from the Effective Time, each such holder of Alps Holdco Ordinary Shares shall cease to have any rights with respect to Alps Holdco Ordinary Shares except the right to receive the Per Share Merger Consideration Amount as provided herein, the rights provided for in Section 4.2 and the Companies Act (if applicable) and such other rights as may be provided by Law.

(ii) If, at the Effective Time, there are any Alps Holdco Ordinary Shares that are owned by Alps Holdco as treasury shares or any Alps Holdco Ordinary Shares owned by any direct or indirect wholly owned Subsidiary of Alps Holdco immediately prior to the Effective Time (the “Alps Holdco Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

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(iii) The register of members of Alps Holdco shall be updated promptly at the Effective Time to reflect each such cancellation, and each holder of an Alps Holdco Share Certificate previously representing any such Alps Holdco Ordinary Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Reincorporation Merger Surviving Company Ordinary Shares into which such Alps Holdco Ordinary Share shall have been converted in the Merger (if applicable), the rights provided for in Section 4.2 and the Companies Act (if applicable) and such other rights as may be provided by Law.

(b) Conversion of Merger Sub Ordinary Shares. Each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable ordinary share of par value US$0.00001 per share in the capital of the Surviving Company.

4.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, and in accordance with the Companies Act, each Alps Holdco Ordinary Share issued and outstanding immediately prior to the Effective Time (other than an Excluded Alps Holdco Ordinary Share) and held by a holder who has validly exercised properly in writing their dissenters’ rights for such Alps Holdco Ordinary Share in accordance with Section 238 of the Companies Act, and has otherwise complied in all respects with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights (such Alps Holdco Ordinary Shares being referred to collectively as the “Dissenting Shares” and individually as a “Dissenting Share”) (i) shall not be converted into a right to receive, and the applicable holder shall have no right to receive, the applicable portion of the Merger Consideration Shares (including Escrow Shares) to which such holder would otherwise be entitled pursuant to Section 4.1, and (ii) such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the Merger and shall cease to exist; and such holder shall be entitled to only such rights as are granted by Section 238 of the Companies Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s dissenters’ rights pursuant to Section 238 of the Companies Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Companies Act, such Dissenting Shares shall no longer be deemed to be Dissenting Shares and shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Alps Holdco Share Certificate or Alps Holdco Share Certificates representing such Dissenting Shares in accordance with Section 5.4. Each holder of Dissenting Shares who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the Companies Act shall receive payment therefor from Alps Holdco in accordance with the Companies Act. Alps Holdco shall promptly provide Parent and the Parent Representative prompt written notice of any demands received by Alps Holdco for dissenters’ rights in respect of any Alps Holdco Ordinary Share, any withdrawal of any such demand and any other demand, notice or instrument delivered to Alps Holdco pursuant to the Companies Act that relates to such demand, and Parent and the Parent Representative shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

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4.3 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Reincorporation Merger Surviving Company shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) (i) for the benefit of the Alps Holdco Shareholders, for exchange in accordance with this ARTICLE IV, the number of Reincorporation Merger Surviving Company Ordinary Shares sufficient to deliver the aggregate Merger Consideration Shares (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 3.10) and Earn-out Shares payable pursuant to this Agreement (such Reincorporation Merger Surviving Company Ordinary Shares, the “Exchange Fund”), and (ii) for the benefit of the Parent stockholders immediately prior to the Reincorporation Merger Effective Time, for exchange in accordance with Section 2.6, such number of Reincorporation Merger Surviving Company Ordinary Shares equal to the number of issued and outstanding shares of Parent Common Stock (other than the Parent Excluded Shares and shares of Parent Common Stock redeemed pursuant to Section 8.5(f)). Reincorporation Merger Surviving Company shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares and Earn-out Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Reincorporation Merger Surviving Company shall cause the Exchange Agent to deliver to each Alps Holdco Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Alps Holdco Shareholder’s Alps Holdco Ordinary Shares for such Alps Holdco Shareholder’s Pro Rata Share of the Merger Consideration Shares (less the Escrow Shares) and Earn-out Shares from the Exchange Fund, and which shall be in form and contain provisions which Reincorporation Merger Surviving Company may specify and which are reasonably acceptable to Alps Holdco) (a “Letter of Transmittal”), and promptly following receipt of a Alps Holdco Shareholder’s properly executed Letter of Transmittal, update the Reincorporation Merger Surviving Company’s register of members accordingly and deliver such Alps Holdco Shareholder’s Pro Rata Share of the Merger Consideration Shares and Earn-out Shares to such Alps Holdco Shareholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares and Earn-out Shares and any Escrowed Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains undistributed to the Alps Holdco Shareholders for two (2) years after the Effective Time shall be delivered to Reincorporation Merger Surviving Company, upon demand, and any Alps Holdco Shareholders who have not theretofore complied with this Section 4.3 shall thereafter look only to Reincorporation Merger Surviving Company for their portion of the Merger Consideration Shares and Earn-out Shares. Any portion of the Exchange Fund remaining unclaimed by Alps Holdco Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Reincorporation Merger Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

4.4 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, Alps Holdco shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by Alps Holdco in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Alps Holdco Shareholder and the number of Alps Holdco Ordinary Shares held by each;

(ii) the number of Fully Diluted Alps Holdco Shares;

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(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares; and

(iv) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Consideration Spreadsheet delivered by Alps Holdco hereunder shall be subject to reasonable review and comment by Parent, but Alps Holdco shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Reincorporation Merger Surviving Company, Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Reincorporation Merger Surviving Company, Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE V.

(c) Nothing contained in this Section 4.4 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify Alps Holdco’s obligations to obtain Reincorporation Merger Surviving Company’s prior consent to the issuance of any securities pursuant to Section 7.1(a)(xviii); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

4.5 Earn-out Shares At the Closing, and as additional consideration for the Mergers, Reincorporation Merger Surviving Company shall issue up to an aggregate of 48,000,000 additional Reincorporation Merger Surviving Company Ordinary Shares (the “Earn-Out Shares”) to the Alps Holdco Shareholders upon the completion of certain milestones, as follows:

(a) If during the Surviving Company’s first full fiscal year following the Closing Date, the Revenue exceeds $7,000,000, the Alps Holdco Shareholders shall be issued an additional 9,600,000 Reincorporation Merger Surviving Company Ordinary Shares.

(b) If during the Surviving Company’s second full fiscal year following the Closing Date, the Revenue exceeds $14,000,000, the Alps Holdco Shareholders shall be issued an additional 9,600,000 Reincorporation Merger Surviving Company Ordinary Shares.

(c) If during the Surviving Company’s third full fiscal year following the Closing Date, the Revenue exceeds $23,000,000, the Alps Holdco Shareholders shall be issued an additional 9,600,000 Reincorporation Merger Surviving Company Ordinary Shares.

(d) If during the Surviving Company’s fourth full fiscal year following the Closing Date, the Revenue exceeds $34,000,000, the Alps Holdco Shareholders shall be issued an additional 9,600,000 Reincorporation Merger Surviving Company Ordinary Shares.

(e) If during the Surviving Company’s fifth full fiscal year following the Closing Date, the Revenue exceeds $56,000,000, the Alps Holdco Shareholders shall be issued an additional 9,600,000 Reincorporation Merger Surviving Company Ordinary Shares.

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In the event the Surviving Company fails to achieve the Revenue target as set out above for any particular fiscal year (“Relevant Fiscal Year”), the actual Revenue achieved in the Relevant Fiscal Year and the Earn-Out Shares for the Relevant Fiscal Year (“Relevant Earn-Out Shares”) shall be brought forward to the subsequent fiscal year (“Subsequent Fiscal Year”), whereupon the Relevant Earn-Out Shares can be issued in Subsequent Fiscal Year, subject always that the Surviving Company makes up for the Revenue target for the Relevant Fiscal Year in the next Subsequent Fiscal Year, together with the Revenue target in the next Subsequent Fiscal Year so that at the end of the next Subsequent Fiscal Year the combined Revenue for the Relevant Fiscal Year and the next Subsequent Fiscal Year equals the combined Revenue target for the Relevant Fiscal Year and the next Subsequent Fiscal Year. As an illustration only, if the Surviving Company achieves a Revenue of $6,000,000 in the first full fiscal year, the Earn-Out Shares for the first full fiscal year will not be issued as the Revenue target has not been achieved. However, if the Surviving Company achieves Revenue of $15,000,000 in the second full fiscal year, the Alps Holdco Shareholders shall be entitled to receive the Earn-Out Shares for the first full fiscal year (Relevant Fiscal Year) as well as the second full fiscal year (Subsequent Fiscal Year).

4.6 Adjustment. The Merger Consideration Shares, Earn-out Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split or share subdivision, reverse stock split or share consolidation, share dividend or bonus issue of shares or share capitalization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Reincorporation Merger Surviving Company Ordinary Shares occurring prior to the date the Merger Consideration Shares or the Earn-out Shares are issued.

4.7 No Fractional Shares. No fractional Reincorporation Merger Surviving Company Ordinary Shares, or certificates or scrip representing fractional Reincorporation Merger Surviving Company Ordinary Shares, will be issued upon the conversion of the Alps Holdco Ordinary Shares pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Reincorporation Merger Surviving Company. Any fractional Reincorporation Merger Surviving Company Ordinary Shares will be rounded up or down to the nearest whole number of Reincorporation Merger Surviving Company Ordinary Shares.

4.8 Withholding. Reincorporation Merger Surviving Company and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Pubco, Parent, Alps Holdco, Reincorporation Merger Surviving Company and the Surviving Company shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

4.9 Lost, Stolen or Destroyed Certificates. Notwithstanding the foregoing, if any Alps Holdco Share Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Alps Holdco Share Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Reincorporation Merger Surviving Company, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Alps Holdco Share Certificate, the portion of the Merger Consideration Shares or Earn-out Shares to be paid in respect of the Alps Holdco Ordinary Shares formerly represented by such Alps Holdco Share Certificate as contemplated under this ARTICLE IV.

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4.10 Escrow.

(a) At or prior to the Closing, the Parent Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Pubco and Alps Holdco), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Pubco and Alps Holdco (the “Escrow Agreement”), pursuant to which Reincorporation Merger Surviving Company shall issue to the Escrow Agent a number of Reincorporation Merger Surviving Company Ordinary Shares (with each share valued at $10.00) equal to five percent (5%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of ARTICLE XII hereof and the Escrow Agreement. Upon disbursement in accordance with the terms of ARTICLE XII hereof, the Escrow Property shall be allocated among and transferred to Alps Holdco Shareholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Alps Holdco Shareholders pursuant to ARTICLE XII. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the parties as an adjustment to the number of Merger Consideration Shares received by the Alps Holdco Shareholders pursuant to ARTICLE XII hereof.

(b) The Escrow Property shall not be subject to any indemnification claim to the extent made after the date which is six (6) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE XII hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Indemnification Notice provided by the Parent Representative under ARTICLE XII and the Reincorporation Merger Surviving Company Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE XII. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Alps Holdco Shareholders that have previously delivered the Letter of Transmittal in accordance with Section 4.3(b), with each such Alps Holdco Shareholder receiving its Pro Rata Share of such Escrow Property. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to the Alps Holdco Shareholders that have previously delivered the Letter of Transmittal in accordance with Section 4.3(b), with each such Alps Holdco Shareholder receiving its Pro Rata Share of such Escrow Property.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALPS HOLDCO, PUBCO AND MERGER SUB

Except as set forth in the Disclosure Schedules delivered by Alps Holdco to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Disclosure Schedules relate (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), each of Alps Holdco, Pubco and Merger Sub hereby severally represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date or representations and warranties that are made with respect to a certain party, which are applicable only to such named party).

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5.1 Corporate Existence and Power.

(a) Each of Pubco, Merger Sub, Alps Holdco and each other member of the Alps Holdco Group is an exempted company, corporation or legal entity duly incorporated, registered and/or organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation, registration and organization, as the case may be. Alps Holdco and each other member of the Alps Holdco Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Alps Holdco and each other member of the Alps Holdco Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of Alps Holdco Group. Pubco, Merger Sub, Alps Holdco and each other member of the Alps Holdco Group has offices located only at the addresses set forth on Schedule 5.1. Each of Pubco, Merger Sub, and Alps Holdco has made available to Parent, on or prior to the date of this Agreement, complete and accurate copies of its memorandum and articles of association, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof (collectively, “Organizational Documents”), and the Organizational Documents are in full force and effect. None of Pubco, Merger Sub, Alps Holdco nor any of Alps Holdco’s Subsidiaries is in violation of its respective Organizational Documents.

(b) Each of Pubco and Merger Sub was formed solely for the purposes of engaging in the transactions contemplated herein and have not engaged in any business activities or conducted any operations other than in connection with or related to the Mergers as contemplated by this Agreement.

5.2 Authorization.

(a) Each of Pubco, Merger Sub and Alps Holdco has all requisite corporate power to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Pubco, Merger Sub and Alps Holdco of this Agreement and the Additional Agreements to which it is a party and the consummation by Alps Holdco of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pubco, Merger Sub and Alps Holdco, except that (1) the Board of Directors of Alps Holdco will need to approve the draft Plan of Merger and approve the authorization, filing and registration of the Plan of Merger and the Alps Restructuring, (2) the Board of Directors of Merger Sub will need to approve the draft Plan of Merger and approve the authorization, filing and registration of the Plan of Merger, (3) the Board of Directors of Pubco will need to approve the draft of the Reincorporation Plan of Merger, the authorization, filing and registration of the Reincorporation Plan of Merger, the issue and reservation of Reincorporation Merger Surviving Company Ordinary Shares, the change of directors and officers at the Reincorporation Effective Time and the Effective Time and any other actions to complete Closing as required under this Agreement, (4) the Alps Holdco Shareholder Approval, Pubco Shareholder Approval, and Merger Sub Shareholder Approval will need to be obtained. No other corporate proceedings on the part of Pubco, Merger Sub and Alps Holdco are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the authorization referred to above in this Section 5.2(a)) or the Additional Agreements. This Agreement and the Additional Agreements to which Pubco, Merger Sub and Alps Holdco is a party have been duly executed and delivered by Pubco, Merger Sub and Alps Holdco and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which Pubco, Merger Sub and Alps Holdco is a party constitute a legal, valid and binding obligation of Pubco, Merger Sub and Alps Holdco, enforceable against Pubco, Merger Sub and Alps Holdco in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

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(b) By resolutions duly passed (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of Pubco, Merger Sub and Alps Holdco, the Board of Directors of each of Pubco, Merger Sub and Alps Holdco has (i) approved the execution, delivery and performance by Pubco, Merger Sub and Alps Holdco of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of Alps Holdco, Pubco, Merger Sub and their respective shareholders; (iii) directed that the adoption of this Agreement and the approval of the transactions contemplated hereby be submitted to their respective shareholders for consideration and recommended that all of such shareholders adopt this Agreement and approve such transactions. A special resolution (as defined in the Companies Act and the Memorandum and Articles of Association of Alps Holdco) of the Alps Holdco Shareholders, being either (i) a resolution passed by a majority of at least two-thirds of the Alps Holdco Shareholders entitled to vote and voting in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given or (ii) a unanimous written resolution signed by all of the Alps Holdco Shareholders or their duly appointed attorneys, is required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Alps Holdco Shareholder Approval”). The Alps Holdco Shareholder Approval is the only vote or consent of any of the holders of Alps Holdco Ordinary Shares necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby by Alps Holdco. The Pubco Shareholder Approval is the only vote or consent of any of the holders of Pubco Ordinary Shares necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby by Pubco. The Merger Sub Shareholder Approval is the only vote or consent of any of the holders of shares of Merger Sub necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby by Merger Sub.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of Parent set forth in this Agreement, none of the execution, delivery or performance by Alps Holdco, Pubco or Merger Sub of this Agreement or any Additional Agreement to which Alps Holdco, Pubco or Merger Sub is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) to the extent applicable, the filing of a premerger notification and report form by Alps Holdco under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Plans of Merger and all other documents required by the Companies Act with the Cayman Registrar pursuant to the Companies Act and the terms hereof.

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5.4 Non-Contravention. None of the execution, delivery or performance by Alps Holdco, Pubco or Merger Sub of this Agreement or any Additional Agreement to which Alps Holdco, Pubco or Merger Sub is or will be a party or the consummation by Alps Holdco, Pubco or Merger Sub of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Organizational Documents of any member of the Alps Holdco Group, Pubco or Merger Sub (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Alps Holdco Group, Pubco or Merger Sub or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 5.8 requiring Alps Holdco Consents (but only as to the need to obtain such Alps Holdco Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Alps Holdco Group or to a loss of any material benefit to which any member of the Alps Holdco Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Alps Holdco Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Alps Holdco Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Organizational Documents of any member of the Alps Holdco Group, Pubco or Merger Sub, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

5.5 Capitalization.

(a) As of the date hereof, (i) the authorized share capital of Alps Holdco is US$5,000 divided into 500,000,000 Alps Holdco Ordinary Shares and (ii) the issued share capital of Alps Holdco consists of one (1) Alps Holdco Ordinary Share. Prior to Closing, the issued share capital of Alps Holdco shall be increased by the issuance by Alps Holdco of duly authorized, validly issued, fully paid and non-assessable Alps Holdco Ordinary Shares on a one-for-one basis in exchange for the contribution of ordinary shares in Alps Malaysia to Alps Holdco pursuant to the Alps Restructuring, leading to the issued share capital of Alps Holdco comprising of no more than 58,041,998 Alps Holdco Ordinary Shares. No other shares or other securities of Alps Holdco are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Alps Holdco Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. No Alps Holdco Ordinary Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any applicable Laws of the Cayman Islands, the Organizational Documents of Alps Holdco or any Contract to which Alps Holdco is a party or by which Alps Holdco or any of its properties, rights or assets are bound). After the date of this Agreement and prior to the Closing, the Alps Holdco Ordinary Shares will be owned of record by the Persons set forth on Schedule 5.5 in the amounts set forth opposite their respective names.

(b) The authorized share capital of Pubco is US$50,000, divided into 500,000,000 ordinary shares of par value US$0.0001 each (the “Pubco Ordinary Shares”), of which one (1) Pubco Ordinary Share is issued and outstanding as of the date hereof. No other shares or other securities of Pubco are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Pubco Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. No Pubco Ordinary Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any applicable Laws of the Cayman Islands, the Organizational Documents of Pubco or any contract to which Pubco is a party or by which Pubco or any of its properties, rights or assets are bound). As of the date of this Agreement, all Pubco Ordinary Shares are owned of record by the Persons set forth on Schedule 5.5 in the amounts set forth opposite their respective names.

(c) The authorized share capital of Merger Sub is US$5,000, divided into 500,000,000 ordinary shares of par value US$0.00001 each (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other securities of Merger Sub are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. No Merger Sub Ordinary Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any applicable Laws of the Cayman Islands, the Organizational Documents of Merger Sub or any contract to which Merger Sub is a party or by which Merger Sub or any of its properties, rights or assets are bound). As of the date of this Agreement, all Merger Sub Ordinary Shares are owned of record by Pubco.

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(d) Except as set forth on Schedule 5.5, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which Alps Holdco, Pubco or Merger Sub is or may become obligated to issue or sell any of its Alps Holdco Ordinary Shares or other securities, (ii) outstanding obligations of Alps Holdco, Pubco or Merger Sub to repurchase, redeem or otherwise acquire outstanding shares Alps Holdco, Pubco or Merger Sub, (iii) treasury shares of Alps Holdco, Pubco or Merger Sub, (iv) bonds, debentures, notes or other Indebtedness of Alps Holdco, Pubco or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Alps Holdco, Pubco or Merger Sub may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of Alps Holdco, Pubco or Merger Sub (including pursuant to any provision of Law, the Organizational Documents of Alps Holdco, Pubco or Merger Sub or any Contract to which Alps Holdco is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of Alps Holdco, Pubco or Merger Sub (whether outstanding or issuable).

(e) The Consideration Spreadsheet, when delivered by Alps Holdco pursuant to Section 4.4(a), will be true, complete and correct in all material respects as of immediately prior to the Effective Time.

5.6 Corporate Records. To the Knowledge of Alps Holdco, Pubco and Merger Sub, all proceedings occurring since the incorporation of Alps Holdco, Pubco and Merger Sub, of the Board of Directors of Alps Holdco, Pubco and Merger Sub, including all committees thereof, and of the Alps Holdco Shareholders and the shareholders of Pubco and Merger Sub, and all resolutions (including resolutions in writing) and consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of Alps Holdco, Pubco or Merger Sub and made available to Parent. The statutory registers of Alps Holdco, Pubco and Merger Sub made available to Parent are true, correct and complete in all respects.

5.7 Subsidiaries. Schedule 5.7 lists each Subsidiary of Alps Holdco, Pubco, Merger Sub and each other entity which Alps Holdco, Pubco, Merger Sub or any Subsidiary owns any equity of similar interest, together with the jurisdiction of incorporation or formation of each Subsidiary or such other entity and the percentage of the equity interest of each Subsidiary or such other entity that is owned by Alps Holdco, Pubco, Merger Sub and each other Subsidiary. As at the date of this Agreement, Alps Malaysia is not a subsidiary of Alps Holdco. After the date of this Agreement and prior to the Closing, it is intended that Alps Malaysia will become a Subsidiary of Alps Holdco pursuant to the Alps Restructuring. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Alps Holdco, Pubco and Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly Alps Holdco free and clear of all Liens. Except for the Subsidiaries of Alps Holdco, Alps Holdco does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on Alps Holdco or any Subsidiary of Alps Holdco the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person. Except for Merger Sub, Pubco does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on Pubco the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person. Merger Sub does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on Merger Sub the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

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5.8 Consents. The Contracts listed on Schedule 5.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Alps Holdco Group is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Alps Holdco Consent”).

5.9 Financial Statements.

(a) The audited consolidated balance sheets of the Alps Holdco Group, and the related statements of operations, changes in shareholders’ equity and cash flows, for the fiscal year ended March 31, 2023 including the notes thereto, prepared under IFRS and audited by a qualified auditor in accordance with requirements of IFRS (collectively, the “Annual Financial Statements”, and together with, when delivered in accordance with Section 8.3, the Final March 31, 2024 Financial Statements, the “Alps Holdco Financial Statements”) have been prepared in conformity with IFRS applied on a consistent basis. Alps Holdco Financial Statements fairly present, in all material respects, the financial position of the Alps Holdco Group as of the dates thereof and the results of operations of Alps Holdco for the periods reflected therein. The Alps Holdco Financial Statements were prepared from the Books and Records of the Alps Holdco Group in all material respects. Since March 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or IFRS, there has been no change in any accounting principle, procedure or practice followed by Alps Holdco or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheets; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheets that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Alps Holdco Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 5.9(b), the Alps Holdco Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of Alps Holdco, unasserted).

(c) Except as set forth on Schedule 5.9(c), the Alps Holdco Group does not have any Indebtedness for borrowed money or any other material Indebtedness.

5.10 Books and Records. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Alps Holdco Group. The Books and Records of Alps Holdco have been maintained, in all material respects in accordance with reasonable business practices.

5.11 Internal Accounting Controls. Except as set forth on Schedule 5.11, the Alps Holdco Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, and the Alps Holdco Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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5.12 Absence of Certain Changes. To Alps Holdco’s Knowledge, from the Balance Sheet Date until the date of this Agreement, (a) each member of the Alps Holdco Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Alps Holdco Group; and (c) neither Alps Holdco nor any other member of the Alps Holdco Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Mergers, would require the consent of Parent pursuant to Section 7.1 and Parent has not given consent.

5.13 Properties; Title to Alps Holdco’s Assets.

(a) To Alps Holdco’s Knowledge, all items of Tangible Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

(b) Alps Holdco or a Subsidiary has good, valid and marketable title in and to, or in the case of Real Property leasehold interests and the material assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use the aggregate tangible assets reflected on the Balance Sheets. Except as set forth on Schedule 5.13(b) and the Balance Sheets, no such tangible asset is subject to any Lien other than Permitted Liens. The Alps Holdco Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, reasonably necessary for the Alps Holdco Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

5.14 Litigation. Except as set forth on Schedule 5.14, there is no Action that is otherwise material to the Alps Holdco Group, Pubco, or Merger Sub that is pending or, to the Knowledge of Alps Holdco, threatened against or affecting the Alps Holdco Group, Pubco, or Merger Sub, any of the officers or directors of the Alps Holdco Group, Pubco, or Merger Sub, any of the rights, properties or assets of Alps Holdco Group, Pubco, or Merger Sub or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Alps Holdco Group, Pubco, or Merger Sub. None of the Alps Holdco Group, Pubco, or Merger Sub is subject to any Action by any Authority.

5.15 Contracts.

(a) Schedule 5.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Alps Holdco Group, Pubco or Merger Sub, of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments of $100,000 or more;

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(iii) each Contract with any current officer, director, employee or consultant of the Alps Holdco Group, Pubco or Merger Sub, under which the Alps Holdco Group, Pubco or Merger Sub (A) has continuing obligations for payment of an annual compensation of at least $50,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person in excess of $50,000 (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby;

(iv) all Contracts with third parties creating a limited liability company or legal partnership arrangement or a material joint venture or strategic alliance to which the Alps Holdco Group, Pubco or Merger Sub is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Alps Holdco Group, Pubco or Merger Sub (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) under which the Alps Holdco Group, Pubco or Merger Sub has any continuing obligations (other than confidentiality requirements);

(vi) all IP Contracts under which the Alps Holdco Group, Pubco or Merger Sub is obligated to pay royalties thereunder in excess of $50,000 per year, all IP Contracts under which the Alps Holdco Group, Pubco or Merger Sub is entitled to receive royalties in excess of $50,000 per year thereunder, all IP Contracts under which Alps Holdco, Pubco or Merger Sub has granted or has received an exclusive license or right to Intellectual Property, all IP Contracts involving an agreement not to assert or sue with respect to Intellectual Property (other than non-exclusive licenses), and all settlement agreements and co-existence agreements involving Intellectual Property;

(vii) all Contracts limiting the freedom of the Alps Holdco Group, Pubco or Merger Sub to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Alps Holdco Group, Pubco or Merger Sub other than commercial arrangements where it is not the primary purpose of the agreement;

(ix) all Contracts with or pertaining to the Alps Holdco Group, Pubco or Merger Sub which any Affiliate of the Alps Holdco Group, Pubco or Merger Sub is a party, other than any Contracts (A) relating to such Affiliate’s status as an Alps Holdco Shareholder or shareholder of Pubco or Merger Sub, (B) relating to employment or service as a director or (C) among the Alps Holdco and/or its Subsidiaries, Pubco or Merger Sub;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Alps Holdco Group, Pubco or Merger Sub holds a leasehold interest and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money or any other material Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the equity interests of the Alps Holdco Group or the election of directors of the Alps Holdco Group, Pubco or Merger Sub (other than the organizational documents of the Alps Holdco Group, Pubco or Merger Sub);

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(xiii) all Contracts not cancellable by the Alps Holdco Group, Pubco or Merger Sub with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Alps Holdco Group, Pubco or Merger Sub in excess of $50,000 per the terms of such contract;

(xiv) all material Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Except as set forth on Schedule 5.15(b), each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against Alps Holdco, Pubco or Merger Sub or any Subsidiary of Alps Holdco and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. None of the Alps Holdco Group, Pubco, Merger Sub nor, to the Knowledge of Alps Holdco, Pubco or Merger Sub, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. None of the Alps Holdco Group, Pubco or Merger Sub has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) Each of the Alps Holdco Group, Pubco and Merger Sub is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

5.16 Licenses and Permits. Schedule 5.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). The Alps Holdco Group has all such Permits, and each such Permit is in full force and effect and none of such Permits will be terminated or materially impaired as a result of the transactions contemplated hereby. Alps Holdco is not in breach or violation of, or default under, any such Permit, and, to Alps Holdco’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which Alps Holdco is a party and the consummation of the transactions contemplated by this Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. Alps Holdco has not received any written (or, to Alps Holdco’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to Alps Holdco’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against Alps Holdco involving any Permit.

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5.17 Compliance with Laws.

(a) None of the Alps Holdco Group, Pubco and Merger Sub, nor to the Knowledge of Alps Holdco, Pubco or Merger Sub, any Representative or other Person acting on behalf of the Alps Holdco Group, Pubco or Merger Sub, is in violation in any material respect of, and, since its respective formation date, no such Person has failed to be in compliance with, all applicable Laws and Orders in all material respects. Since inception (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Alps Holdco Group, Pubco or Merger Sub, as applicable, of, or failure on the part of the Alps Holdco Group, Pubco or Merger Sub to comply in all material respects with, or any liability suffered or incurred by the Alps Holdco Group, Pubco or Merger Sub in respect of any material violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Alps Holdco, Pubco and Merger Sub threatened, alleging any such violation or noncompliance by a member of the Alps Holdco Group, Pubco or Merger Sub. Since inception, none of the Alps Holdco Group, Pubco or Merger Sub has been threatened in writing or, to the Knowledge of Alps Holdco, Pubco and Merger Sub, orally to be charged with, or given written or, to the Knowledge of Alps Holdco, Pubco and Merger Sub, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, each of the Alps Holdco Group, Pubco and Merger Sub is, and since inception, has been, in compliance in all material respects with: (i) every Law applicable to the Alps Holdco Group, Pubco or Merger Sub due to the specific nature of the Business as currently conducted, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Alps Holdco Group, Pubco or Merger Sub; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since inception, none of the Alps Holdco Group, Pubco or Merger Sub has been threatened or charged in writing (or to the Knowledge of Alps Holdco, Pubco or Merger Sub orally) with or given written (or to the Knowledge of Alps Holdco, Pubco or Merger Sub oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Knowledge of Alps Holdco, Pubco or Merger Sub, none of the Alps Holdco Group, Pubco or Merger Sub is not under any investigations with respect to any such Law.

(b) None of the Alps Holdco Group, Pubco, nor Merger Sub nor, to the Knowledge of Alps Holdco, Pubco, and Merger Sub, any Representative or other Person acting on behalf of the Alps Holdco Group, Pubco or Merger Sub is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.18 Intellectual Property.

(a) The Alps Holdco Group is the sole and exclusive owner of each item of Alps Holdco Owned IP, free and clear of any Liens. To the Knowledge Alps Holdco, the Alps Holdco Group is the sole and exclusive licensee of in each item of Alps Holdco Exclusively Licensed IP, free and clear of any Liens. To the Knowledge of Alps Holdco, the Alps Holdco Group has a valid right to use the Alps Holdco Licensed IP. Pubco and Merger Sub do not own any Intellectual Property, Registered IP, unregistered or registered Trademarks, or Domain Names.

(b) Schedule 5.18(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) Registered Exclusively Licensed IP; (iii) unregistered Trademarks constituting Alps Holdco Owned IP; and (iv) Domain Names constituting Alps Holdco Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the application number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Alps Holdco Group.

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(c) Except for any Alps Holdco Owned IP appearing on Schedule 5.18(b) that the Alps Holdco Group may have intentionally abandoned or let expire, all Registered Owned IP is subsisting and, to the Knowledge of Alps Holdco, valid and enforceable. To the Knowledge of the Alps Holdco, all Registered Exclusively Licensed IP is subsisting, valid and enforceable. To the Knowledge of Alps Holdco, all Persons (including members of the Alps Holdco Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office (the “USPTO”) and, where applicable, other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the USPTO and, where applicable, such other offices. No Registered Owned IP, and to the Knowledge of the Alps Holdco no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since Alps Holdco’s incorporation, not including any office actions or other responses issued by the USPTO or other similar offices in other jurisdictions in the ordinary course of ex parte prosecution, there have been no claims filed, served or threatened in writing, or to the Knowledge of Alps Holdco orally threatened, against Alps Holdco contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of Alps Holdco all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Alps Holdco Group’s ownership or interests therein.

(d) To the Knowledge of Alps Holdco, the operation of the Business as currently conducted and as conducted since the date of formation of the first member of the Alps Holdco Group do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Since the date of formation of the first member of the Alps Holdco Group, there have been no claims filed, served or threatened in writing, or to the Knowledge of Alps Holdco orally threatened, against Alps Holdco alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against a member of the Alps Holdco Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of Alps Holdco, since the date of formation of the first member of the Alps Holdco Group, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Alps Holdco IP.

(e) Since the date of formation of the first member of the Alps Holdco Group, no member of Alps Holdco Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Alps Holdco IP. There are no Actions pending that involve a claim against a third Person by a member of the Alps Holdco Group alleging infringement or misappropriation of Alps Holdco IP. The Alps Holdco Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Alps Holdco Group.

(f) Except as disclosed on Schedule 5.18(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Alps Holdco Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Alps Holdco Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Alps Holdco Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Alps Holdco Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant or contractor excluded Intellectual Property that was related to the Business as currently conducted. To the Knowledge of the Alps Holdco, no employee, agent, consultant or contractor of the Alps Holdco Group is or has been in violation of any term of any such Contract.

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(g) To the Knowledge of Alps Holdco, none of the execution, delivery or performance by Alps Holdco of this Agreement or any of the Additional Agreements to which Alps Holdco is or will be a party or the consummation by Alps Holdco of the transactions contemplated hereby or thereby will (i) cause any item of Alps Holdco Owned IP, or any item of Alps Holdco Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Alps Holdco Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional material payment obligations by the Alps Holdco Group in order to use or exploit any other such Intellectual Property to the same extent as the Alps Holdco Group was permitted immediately before the Closing.

(h) Except with respect to the Material Contracts listed on Schedule 5.15(a)(vi), the Alps Holdco Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(i) The Alps Holdco Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Alps Holdco Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Alps Holdco IP is subject to any technology or source code escrow arrangement or obligation, and (ii) no person other than the Alps Holdco Group and their employees and contractors has a right to access or possess any source code of the Software constituting the Alps Holdco Owned IP or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by Alps Holdco of this Agreement. The Alps Holdco Group is in actual possession and control of the source code of any Software constituting Alps Holdco Owned IP and all related documentation and materials.

(j) To Alps Holdco’s Knowledge, the Software that constitutes Alps Holdco Owned IP and all Software that is used by the Alps Holdco Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software.

(k) The Alps Holdco Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respects with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Alps Holdco Group in connection with the operation of the Business as currently conducted (the “Alps Holdco Information Systems”). To the Alps Holdco’s Knowledge, there has been no unauthorized access to or use of the Alps Holdco Information Systems nor has there been, in the past twenty-four (24) months, any downtime or unavailability of the Alps Holdco Information Systems that resulted in a material disruption of the Business. The Alps Holdco Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted. There has been no failure with respect to any Alps Holdco Information System that has had a material effect on the operations of the Alps Holdco Group.

(l) Intellectual Property exclusively licensed or assigned to customers by Alps Holdco (and derivatives thereof) is not and has not been included in any current or past products or offerings of Alps Holdco, and is not and has not been disclosed to any third party.

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5.19 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Alps Holdco Group reflected on the Alps Holdco Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Schedule 5.19(b) separately identifies any and all accounts, receivables or notes of the Alps Holdco Group, Pubco and Merger Sub which are owed by any Affiliate of the Alps Holdco Group, Pubco or Merger Sub (excluding another member of the Alps Holdco Group). Except as set forth on Schedule 5.19(b), the Alps Holdco Group, Pubco and Merger Sub do not owe any Indebtedness to any of its Affiliates and no Affiliates owe any Indebtedness to the Alps Holdco Group, Pubco or Merger Sub (excluding any Indebtedness among Alps Holdco and/or its Subsidiaries or Pubco or Merger Sub).

5.20 Employees; Employment Matters.

(a) Schedule 5.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Alps Holdco Group, as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the year ended March 31, 2024. Pubco and Merger Sub do not have any employees. None of the officers or directors of Pubco or Merger Sub have received compensation for their services.

(b) The Alps Holdco Group is not a party to any collective bargaining agreement, and since the formation of the first entity within the Alps Holdco Group, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Alps Holdco Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Alps Holdco, threatened against the Alps Holdco Group, and, since the formation of the first entity within the Alps Holdco Group, the Alps Holdco Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of Alps Holdco, the Alps Holdco Group is not subject to any attempt by any union to represent Alps Holdco Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of Alps Holdco, threatened material Actions against Alps Holdco Group under any worker’s compensation policy or long-term disability policy. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of Alps Holdco, threatened before any applicable Authority relating to employees of the Alps Holdco Group. Except as set forth on Schedule 5.20(c), since the formation of the first entity within the Alps Holdco Group, the Alps Holdco Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law, state or local statute, rule or regulation.

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(d) The Alps Holdco Group is, and since the formation of the first entity within the Alps Holdco Group, has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since the formation of the first entity within the Alps Holdco Group, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Alps Holdco, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Alps Holdco Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in Malaysia and each of the jurisdictions in which the Alps Holdco Group has employees, and none of the Alps Holdco Group currently employs, or since the formation of the first entity within the Alps Holdco Group, has employed, any Person who was not permitted to work in Malaysia or such other jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Alps Holdco, threatened to be conducted in respect to any foreign workers employed by the Alps Holdco Group. Except as set forth on Schedule 5.14, no employee of the Alps Holdco Group has, since the formation of the first entity within the Alps Holdco Group, brought or, to the Knowledge of Alps Holdco, threatened to bring a claim that remains pending for unpaid compensation, including overtime amounts.

(e) To the Knowledge of Alps Holdco, no key employee or officer of the Alps Holdco Group is a party to or is bound by any non-competition agreement (with any Person) that would materially interfere with the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Alps Holdco Group. To the Knowledge of Alps Holdco, no key employee or officer of the Alps Holdco Group has given written notice of their definite intent to terminate their employment with Alps Holdco, nor does Alps Holdco have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 5.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Alps Holdco Group. All material sums due for employee compensation and all vacation time owing to any employees of the Alps Holdco Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Alps Holdco Group.

(g) Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Alps Holdco Group has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of Alps Holdco, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof in any material respect. Other than with respect to exclusions previously accepted by Alps Holdco involving works or inventions unrelated to the business of the Alps Holdco Group or that are otherwise immaterial, no current or former employee, officer or consultant of the Alps Holdco Group has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Alps Holdco Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h) With regard to any individual who performs or performed services for the Alps Holdco Group and who is not treated as an employee for Tax purposes by the Alps Holdco Group, the Alps Holdco Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Alps Holdco Group does not have any material Liability by reason of any individual who performs or performed services for the Alps Holdco Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Alps Holdco Group as an independent contractor or consultant is, and since the formation of the first entity within the Alps Holdco Group, has been, properly classified by the Alps Holdco Group as an independent contractor, and the Alps Holdco Group has not received any notice from any Authority or Person disputing such classification.

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(i) Except as set forth on Schedule 5.14, there is no, and since the formation of the first entity within the Alps Holdco Group, there has been no, written notice provided to the Alps Holdco Group of any pending or, to the Knowledge of the Alps Holdco, threatened claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Alps Holdco Group that remains pending; nor there is any pending obligation for the Alps Holdco Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(j) To the Knowledge of Alps Holdco, since the formation of the first entity within the Alps Holdco Group, the Alps Holdco Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Alps Holdco Group or third-parties who interacted with current and/or former employees of the Alps Holdco Group. With respect to each such written claim with potential merit, the Alps Holdco Group has taken corrective actions. Further, to the Knowledge of the Alps Holdco, since the formation of the first entity within the Alps Holdco Group, no allegations of sexual harassment have been made to the Alps Holdco Group against any individual in his or her capacity as director or an executive officer of the Alps Holdco Group.

(k) The Alps Holdco Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic in Malaysia regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Alps Holdco Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Alps Holdco Group has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Alps Holdco Group’s workplace.

(l) To the Knowledge of the Alps Holdco as of the date hereof and since the formation of the first entity within the Alps Holdco Group, there have been no material audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Alps Holdco Group. The Alps Holdco Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(m) Except as set forth on Schedule 5.20(m), the Alps Holdco Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

5.21 Withholding. Except as disclosed on Schedule 5.21, all obligations of the Alps Holdco Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Alps Holdco Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Alps Holdco Financial Statements. Except as disclosed on Schedule 5.21, all reasonably anticipated material obligations of the Alps Holdco Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Alps Holdco Group prior to the Closing Date.

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5.22 Employee Benefits.

(a) Schedule 5.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Alps Holdco has made available to Parent and its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Alps Holdco Group from the tax authorities in Malaysia regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) There are no pending or, to the Knowledge of the Alps Holdco, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(c) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Alps Holdco Financial Statements.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Alps Holdco and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(e) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.23 Real Property.

(a) Except as set forth on Schedule 5.23 and the Balance Sheets, none of the Alps Holdco Group, Pubco and Merger Sub owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Alps Holdco Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.23, free and clear of all Liens (other than Permitted Liens). The Alps Holdco Group has not breached or violated, in any material respect, any local zoning ordinance, and no written, or to the Alps Holdco’s Knowledge, oral notice from any Person has been received by the Alps Holdco Group or served upon the Alps Holdco Group claiming any violation of any local zoning ordinance. Pubco and Merger Sub do not hold, lease, sublease, share space, license, or have any other occupancy agreement for any real property.

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(b) With respect to each Real Property lease set forth on Schedule 5.23: (i) it is valid, binding and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) Alps Holdco has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of Alps Holdco’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Alps Holdco Group or, to Alps Holdco’s Knowledge, by any other party thereto; (vi) there exists, to Alps Holdco’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Alps Holdco Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder.

5.24 Tax Matters. Except as set forth on Schedule 5.24:

(a) (i) The Alps Holdco Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Alps Holdco Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Alps Holdco Group for which a Lien may be imposed on any of the Alps Holdco Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Alps Holdco Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Alps Holdco Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Alps Holdco Ordinary Shares by the Parent’s stockholders pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Alps Holdco Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Alps Holdco Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Alps Holdco Group has not paid any Tax or filed Tax Returns, asserting that the Alps Holdco Group is or may be subject to Tax in such jurisdiction, the Alps Holdco Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Alps Holdco Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Alps Holdco Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Alps Holdco Group has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since the Alps Holdco’s inception; (xi) is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (xii) the Alps Holdco has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Alps Holdco); (xiii) the Alps Holdco Group has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) to the Knowledge of Alps Holdco, no issue has been raised by a Taxing Authority in any prior Action relating to the Alps Holdco Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Alps Holdco Group for any other period; (xv) the Alps Holdco Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvi) Alps Holdco is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) the Alps Holdco has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and Alps Holdco has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b) The Alps Holdco Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of the Alps Holdco Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Alps Holdco Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Alps Holdco in filing its Tax Return.

(d) The Alps Holdco Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) Alps Holdco is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Alps Holdco Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Alps Holdco and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Alps Holdco up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.25 Environmental Laws. Since the formation of the first entity within the Alps Holdco Group, the Alps Holdco Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Alps Holdco Group, threatened against the Alps Holdco Group alleging any failure to so comply.

5.26 Finders’ Fees. Except as set forth on Schedule 5.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Alps Holdco Group, Pubco or Merger Sub, or any of its Affiliates who might be entitled to any fee or commission from Alps Holdco, Merger Sub, Pubco, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

5.27 Powers of Attorney, Suretyships and Bank Accounts. None of the Alps Holdco Group, Pubco or Merger Sub has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

5.28 Directors and Officers. Schedule 5.28 sets forth a true, correct and complete list of all directors and officers of the Alps Holdco Group, Pubco and Merger Sub.

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5.29 Anti-Money Laundering Laws.

(a) Each of the Alps Holdco Group, Pubco and Merger Sub currently is and, as applicable, since inception, has been, in compliance in all material respects with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) None of the Alps Holdco Group, Pubco or Merger Sub nor, to the Knowledge of the Alps Holdco, Pubco and Merger Sub, any Representative of the Alps Holdco Group, Pubco or Merger Sub (acting on behalf of the Alps Holdco Group, Pubco or Merger Sub, as applicable), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. None of the Alps Holdco Group, Pubco or Merger Sub nor, to the Knowledge of Alps Holdco, Pubco and Merger Sub, any Representative of the Alps Holdco Group, Pubco or Merger Sub (acting on behalf of the Alps Holdco Group, Pubco or Merger Sub, as applicable), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of Alps Holdco, Pubco and Merger Sub, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) None of Alps Holdco, Pubco or Merger Sub has received written notice of, nor, to the Knowledge of Alps Holdco, Pubco and Merger Sub, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of Alps Holdco, Pubco and Merger Sub there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

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5.30 Insurance. All insurance policies owned or held by and insuring the Alps Holdco Group are set forth on Schedule 5.30, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Alps Holdco Group or, to Alps Holdco’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy that would entitle any insurer to terminate or cancel any such policy. The Alps Holdco Group does not have any self-insurance arrangements. Pubco and Merger Sub do not hold any insurance policies.

5.31 Related Party Transactions. Except as set forth in Schedule 5.31, as contemplated by this Agreement or as provided in the Alps Holdco Financial Statements, no Affiliate of the Alps Holdco Group, Pubco or Merger Sub, current or former director, manager or officer of any Person in the Alps Holdco Group or of Pubco and Merger Sub, or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Alps Holdco Group, Pubco or Merger Sub (in each case, excluding any employment or service agreements as an employee or director of the Alps Holdco Group, Pubco or Merger Sub), (b) owns any asset, property or right, tangible or intangible, which is used by the Alps Holdco Group, Pubco or Merger Sub, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Alps Holdco Group, Pubco or Merger Sub.

5.32 Information Supplied. None of the information supplied or to be supplied by the Alps Holdco Group, Pubco or Merger Sub expressly for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement, as applicable, and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Alps Holdco Group, Pubco or Merger Sub or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). This Section 5.32 does not address projections and other forward-looking information, as to which no representations are provided herein.

5.33 Derogation. In derogation to all the representations and warranties as set out under this ARTICLE V, and except as expressly set forth in this Agreement, Alps Holdco does not represent and warrant that it or any other member of the Alps Holdco Group comply with the Law of any jurisdiction other than the jurisdiction of Malaysia.

5.34 Disclosure Letter. At any time after the date of this Agreement and before the Closing Date, Alps Holdco, Pubco and Merger Sub shall be entitled to update and modify the Disclosure Schedules by way of a disclosure letter, subject always that any such update and modification shall require the Parent’s prior written consent. The disclosure letter constitutes full, frank and formal disclosure to the Parent of facts and circumstances which may be inconsistent with, or in contradiction to, the representations and warranties of Alps Holdco, Pubco or Merger Sub, as applicable, under this Agreement and/or the Disclosure Schedule. The contents of the disclosure letter may qualify such representations and warranties and accordingly, the Parent shall not be entitled to claim that any fact, matter or circumstance causes or results in any damage or loss to the Parent or any breach of the Agreement, if such fact, matter or circumstance is disclosed in the Disclosure Schedules by way of a disclosure letter to which Parent has consented in writing.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein), or except as set forth in the Parent’s disclosure schedules delivered by Parent to Alps Holdco on the date of this Agreement (“Parent Disclosure Schedules”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Parent Disclosure Schedules relate (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), Parent hereby represents and warrants to Alps Holdco and Pubco that each of the following representations and warranties relating to Parent are true, correct and complete as of the date of this Agreement and as of the Closing Date:

6.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

6.2 Corporate Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Mergers, subject to receipt of the Parent Stockholder Approval. The execution and delivery by Parent of this Agreement and the Additional Agreements to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Mergers, the receipt of the Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which Parent is a party have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than Parent), this Agreement and the Additional Agreements to which Parent is a party constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby, except that the approval of the New PubCo M&A requires the approval of a majority of the issued and outstanding shares of Parent Common Stock and approval of the members of the Board of Directors of Parent immediately after the Closing requires a plurality of the votes cast. As of the Closing Date, the affirmative vote or written consent of Parent is the only vote of the holders of any of Merger Sub’s share capital necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby.

6.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of Alps Holdco set forth in Section 6.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of a premerger notification and report form by Alps Holdco under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Certificate of Merger with the Cayman Registrar pursuant to the Companies Act and the filing required pursuant to the HSR Act.

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6.4 Non-Contravention. The execution, delivery and performance by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of Parent, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon Parent; or (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent under any of the terms, conditions or provisions of any contract or other agreement to which Parent is a party, or by which it or its properties or assets may be bound or affected.

6.5 Finders’ Fees. Except for the Persons identified on Schedule 6.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or their Affiliates who might be entitled to any fee or commission from Alps Holdco or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Alps Holdco Shareholder, and the issuance and sale of such Reincorporation Merger Surviving Company Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.7 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, par value US$0.001 per share, of which 6,007,567 are issued and outstanding, and 5,000,000 shares of preferred stock, par value US$0.001 per share, of which none is issued and outstanding. In addition, as of the date hereof, 12,070,000 Parent Warrants exercisable for 12,070,000 shares of Parent Common Stock are issued and outstanding and 12,070,000 Parent Rights are issued and outstanding. As of the date hereof, no other shares of capital stock, options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Laws of the State of Delaware, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

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6.9 Trust Fund. As of the day immediately prior to the date of this Agreement, Parent has at least $$28,990,232.20 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Citibank, N.A., held in trust by the Trustee in cash pursuant to the Investment Management Trust Agreement dated as of December 6, 2021, as amended, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation, as amended) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation, as amended. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

6.10 Listing. The Parent Common Stock, Parent Units, Parent Public Warrants and Parent Public Rights are listed on the NASDAQ, with trading tickers “GLLI,” “GLLIU,” “GLLIW” and “GLLIR.”

6.11 Board Approval. Parent’s Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s second amended and restated certificate of incorporation and bylaws (“Business Combination”) and (iv) recommended to Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

6.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to Alps Holdco copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Alps Holdco pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

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(b) Except as to the accounting relating to the Parent Warrants, Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as to the accounting relating to the Parent Warrants, Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Alps Holdco Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. Except as to the accounting relating to the Parent Warrants, each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with U.S. GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as to the accounting relating to the Parent Warrants, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of Parent, unasserted), except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent financial statements of Parent or in the notes thereto, and (b) such liabilities arising in the ordinary course of Parent’s business since the date of the most recent financial statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

6.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

6.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

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6.15 Compliance with Laws. Parent is, and has since its formation been, in all material respects in compliance with all Laws applicable to it and the conduct of its business, and Parent has not received written notice alleging any violation of applicable Law in any material respect by Parent.

6.16 Affiliate Transactions. Except as contemplated by this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the Additional Agreements, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

6.17 Litigation; Permits. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries. Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

6.18 Indebtedness. Except for as set forth in Schedule 6.18, Parent does not have any Indebtedness.

6.19 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 6.19, Parent has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Alps Holdco Group and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2022, not been subject to any Effect that would have a Material Adverse Effect on Parent.

6.20 Employees and Employee Benefit Plans. Parent does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any employee benefit plans.

6.21 Properties. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Parent does not own or lease any material real property or material personal or tangible property.

6.22 Parent Material Contracts.

(a) Except as set forth on Schedule 6.22(a), other than this Agreement, the Additional Agreements and confidentiality agreements entered into by Parent in the ordinary course of business, there are no Contracts to which Parent is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be cancelled by Parent on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Parent as its business is currently conducted, any acquisition of material property by Parent, or restricts in any material respect the ability of Parent to solicit the personnel or customers of another Person or engage in business or compete with any other Person or (iv) otherwise imposes any obligations or restrictions on Parent after the Closing (other than customary confidentiality or indemnification obligations) (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to Alps Holdco.

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(b) With respect to each Parent Material Contract: (i) such Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent and, to the Knowledge of Parent, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Parent is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Parent, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of Parent, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent under any Parent Material Contract.

6.23 Insurance. Schedule 6.23 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Parent relating to Parent or its business, properties, assets, directors, officers and employees, copies of which have been provided to Alps Holdco. All premiums due and payable under all such insurance policies have been timely paid and Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Parent, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Parent. Parent has each reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim.

6.24 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.25 Tax Matters.

(a) (i) Parent has filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (viii) Parent has made available to Alps Holdco true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (ix) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (x) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiii) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xiv) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Alps Holdco Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) Parent has not taken any action (nor permitted any action to be taken), and to Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.26 PIPE Financing. Parent has executed Subscription Agreements with the PIPE Investors for them to purchase the PIPE Shares for an aggregate investment equal to the PIPE Financing Amount. Each of the PIPE Investors has represented that it is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). True and complete executed copies of each Subscription Agreement have been delivered to Alps Holdco on or prior to the date hereof. Each of the Subscription Agreements (a) have been duly authorized, executed and delivered by Parent, (b) are in full force and effect and have not been withdrawn, terminated or otherwise amended or modified (and no such withdrawal, termination, amendment or modification is contemplated by Parent) and (c) constitute a legal, valid and binding obligation of Parent, enforceable against Parent, and, to the knowledge of Parent, the other parties thereto, in accordance with their terms. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Parent, that could affect the obligation of the PIPE Investors to acquire their portion of the PIPE Shares as set forth in the applicable Subscription Agreement, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to acquire the PIPE Shares on the terms set forth therein. No fees, consideration (other than PIPE Shares) or other discounts are payable or have been agreed by Parent to any PIPE Investor in respect of its PIPE Shares to be acquired under its Subscription Agreement.

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6.27 CFIUS Foreign Person Status. Parent represents and warrants that Sponsor is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

ARTICLE VII

COVENANTS OF THE PARTIES PENDING CLOSING

7.1 Conduct of the Business. Each of Alps Holdco and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 7.1(a) , from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period; (III) duly observe and conform in with all applicable Law, including the Exchange Act, and Orders, in each case, in all material respects, and (IV) use commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 7.1(a) , from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither Alps Holdco nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify or supplement its memorandum or articles of association, certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any material contract, agreement, lease, license or other right or asset of such party or its Subsidiaries;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by it of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

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(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of Alps Holdco, sell, lease, license or otherwise dispose of any of any material Alps Holdco Owned IP outside of the ordinary course of business consistent with past practices;

(vii) solely in the case of Alps Holdco, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) except as contemplated hereby or by any Additional Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) (A) make any loan, advance or capital contribution in excess of $100,000 to any Person; (B) incur any Indebtedness in excess of $100,000 including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness in excess of $100,000, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any Lien in excess of $100,000, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness in excess of $100,000 owed to it, or write off or make reserves in excess of $250,000 against the same (other than, in the case of the Alps Holdco Group, in the ordinary course of business consistent with past practices);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xiii) terminate or allow to lapse any material insurance policy protecting any of its material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plan in excess of $100,000 in the aggregate, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on it;

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(xvi) except as required by IFRS, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any shares, capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than with respect to the Alps Holdco Group, the issuance of Alps Holdco Ordinary Shares upon the exercise or conversion of outstanding Alps Holdco convertible securities;

(xix) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Alps Holdco Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Alps Holdco Group; or (E) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates (other than its Subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi) other than as required by a Plan, (A) materially increase or change the compensation or benefits of any employee or service provider of the Alps Holdco Group other than in the ordinary course of business, (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of the Alps Holdco Group, (C) make any loan to any present or former employee or other individual service provider of the Alps Holdco Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

(xxii) fail to duly observe and conform to any applicable Laws and Orders in any material respect; or

(xxiii) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, Alps Holdco and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any changes thereto.

(c) Nothing contained herein shall be deemed to give Parent or Parent Representative, directly or indirectly, the right to control or direct Alps Holdco or any operations of Alps Holdco prior to the Closing. Prior to the Closing, Alps Holdco and Parent shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

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7.2 Exclusivity.

(a) During the Interim Period, neither Alps Holdco, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, Alps Holdco, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than Alps Holdco or Parent, as applicable, concerning any Alternative Transaction. Each of Alps Holdco and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of Alps Holdco or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Alps Holdco or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving Alps Holdco or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than between or among such party and/or its wholly-owned Subsidiaries), (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any material portion of the capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to Alps Holdco or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. Alps Holdco and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business consistent with past practices inquiring as to Parent’s interest in a potential target for a Business Combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement and its obligations hereunder.

7.3 Access to Information. During the Interim Period, Alps Holdco and Parent shall each, use commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Alps Holdco Group and Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of Alps Holdco) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 7.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by Alps Holdco or Parent; and provided, further, that any investigation pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Alps Holdco Group. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

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7.4 Notices of Certain Events. During the Interim Period, each of Parent and Alps Holdco shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Alps Holdco (or Pubco, post-Closing) to any such Person or create any Lien on any of the Alps Holdco Group’s or Parent’s assets;

(b) any notice or other material communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened in writing against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business and that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, upon having actual Knowledge of such occurrence; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, upon having actual Knowledge of such occurrence, that would reasonably be expected to cause any of the conditions set forth in Sections 10.2(a), 10.2(c) or 10.2(c), with respect to Alps Holdco’s obligations under this Section 7.4(e), or Sections 10.3(a) or 10.3(b) with respect to Parent’s obligations under this Section 7.4(e), not to be satisfied.

7.5 Cooperation with Form F-4/Proxy Statement; Other Filings.

(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent (with the assistance and cooperation of Alps Holdco) shall prepare and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Reincorporation Merger Surviving Company Ordinary Shares to be issued under this Agreement to the holders of Alps Holdco Ordinary Shares and holders of the Parent Common Stock prior to the Reincorporation Merger Effective Time and Effective Time, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). The Proxy Statement shall be included in the Registration Statement filed by Parent and Pubco with the SEC, pursuant to which the Reincorporation Merger Surviving Company Ordinary Shares issuable in the Mergers shall be registered. Parent and Pubco shall promptly respond to any SEC comments on the Registration Statement, and which the Registration Statement will also include a consent solicitation for the Company Shareholders to obtain the Company Shareholder Approval pursuant to the Company Shareholder Written Consent. The Proxy Statement, the Registration Statement and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

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(b) Parent and Pubco (i) shall permit Alps Holdco and its counsel to review and comment on the Offer Documents and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Offer Documents or any exhibit, amendment or supplement thereto without the prior written consent of Alps Holdco (not to be unreasonably withheld, delayed or conditioned). As promptly as practicable after receipt thereof, Parent shall provide to Alps Holdco and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with Alps Holdco and its counsel concerning any such correspondence. Parent and Pubco shall not file any response letters to any comments from the SEC without the prior written consent of Alps Holdco (not to be unreasonably withheld, delayed or conditioned). Parent and Pubco will use their reasonable efforts to permit Alps Holdco’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent and Pubco will advise Alps Holdco, promptly after it receives notice thereof, of the time when the Offer Documents or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (the “F-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and Alps Holdco Shareholders and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 7.5(e).

(d) Parent and Alps Holdco shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware or the Cayman Islands, as applicable, and the NASDAQ, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the F-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to Alps Holdco (or any other information) that is furnished by Alps Holdco expressly for inclusion in the Proxy Statement). If at any time prior to the Effective Time, a change in the information relating to Alps Holdco or any other information furnished by Parent, Pubco, Merger Sub or Alps Holdco for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Pubco, Merger Sub or Alps Holdco, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Pubco, Merger Sub and Alps Holdco shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

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(e) In accordance with Parent’s second amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the Delaware General Corporation Law and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of shares of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval of the Mergers; (ii) adoption and approval of the New Pubco M&A; (iii) approval on a non-binding advisory basis, several separate proposals relating to the differences between Parent’s charter as currently in effect and the New Pubco M&A; (iv) approval of the members of the Board of Directors of Pubco immediately after the Closing, (v) approval of the issuance of more than 20% of the issued and outstanding Reincorporation Merger Surviving Company Ordinary Shares to (a) Alps Holdco Shareholders in connection with the Merger and (b) the PIPE Investors in connection with the PIPE Financing, under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; (vii) all required approvals under the NASDAQ rules of the issuance of the Reincorporation Merger Surviving Company Ordinary Shares in connection with the Subscription Agreements; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers as reasonably determined by Alps Holdco and Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent and Pubco, with the assistance of Alps Holdco, shall use their reasonable efforts to cause the Registration Statement and the Proxy Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Registration Statement and the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of shares of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Mergers, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, as amended, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, as amended, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the F-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with Alps Holdco with respect to the date on which such meeting is to be held. Parent shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of Alps Holdco (which shall not be unreasonably withheld, delayed or conditioned) unless the requisite quorum is not obtained. Parent shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Mergers and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals, and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Alps Holdco, such recommendation.

(h) In connection with the preparation and filing of the Registration Statement and any amendments thereto, Alps Holdco Group shall cooperate with Parent and Pubco and shall make their directors, officers and appropriate senior employees reasonably available to Parent and Pubco and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent and Pubco may make any public filing with respect to the Mergers to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Alps Holdco Group, Parent and Pubco shall provide a copy of the filing to Alps Holdco and permit Alps Holdco to make revisions to protect confidential or proprietary information of the Alps Holdco Group.

7.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock and/or Parent Public Rights who shall have validly redeemed their shares of Parent Common Stock and/or Parent Public Rights (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Alps Holdco Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Pubco or the Reincorporation Merger Surviving Company after the Closing.

7.7 Obligations of Merger Sub and Pubco. Alps Holdco and Pubco shall take all action necessary to cause Pubco and Merger Sub to perform their respective obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement, including the delivery to Parent as promptly as reasonably practicable (but in any event within three (3) Business Days following the execution of this Agreement or such further period as may be mutually agreed upon by Alps Holdco, Merger Sub and Pubco) of (i) the unanimous resolutions in writing of the shareholders of Merger Sub approving, in accordance with Merger Sub’s memorandum and articles of association and the Companies Act, this Agreement, the Merger and the other transactions contemplated by this Agreement and the performance of the obligations of Merger Sub hereunder (the “Merger Sub Shareholder Approval”) and (ii) the unanimous resolutions in writing of the shareholders of Pubco approving, in accordance with Pubco’s memorandum and articles of association and the Companies Act, this Agreement, the Mergers, the draft of the Reincorporation Plan of Merger, the authorization, filing and registration of the Reincorporation Plan of Merger, the adoption of the New Pubco M&A and the relevant change of authorized share capital and change of company name, and the other transactions contemplated by this Agreement and the performance of the obligations of Pubco hereunder (the “Pubco Shareholder Approval”).

7.8 Cooperation with Antitrust Law Approvals. Promptly after the date hereof, to the extent required by applicable Law, Parent and Alps Holdco shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Without limiting the foregoing, Parent and Alps Holdco shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and their Subsidiaries and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) as necessary to comply with contractual arrangements, (2) as necessary to comply with applicable Law, and (3) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 7.8 as “Outside Counsel Only”.

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7.9 Subscription Agreements. Unless otherwise approved in writing by Alps Holdco (not to be unreasonably withheld, conditioned or delayed), Parent shall not (a) reduce the PIPE Financing Amount or the amount of PIPE Shares under Any Subscription Agreement or reduce or impair the rights of Parent under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations thereunder. Subject to the conditions in the Subscription Agreements having been satisfied, Parent and Pubco shall use commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using commercially reasonable efforts to enforce its rights under each Subscription Agreement to cause the applicable PIPE Investor to pay to Parent (either directly or to an escrow account established by Parent) for the PIPE Shares under such PIPE Investor’s Subscription Agreement in accordance with its terms.

ARTICLE VIII

COVENANTS OF ALPS HOLDCO

8.1 No Insider Trading. During the Interim Period, Alps Holdco shall not, and it shall direct its Representatives to not, directly or indirectly, (a) purchase or sell (including entering into any hedge transaction with respect to) any shares of Parent Common Stock, Parent Warrant, Parent Right, Parent Unit, Reincorporation Merger Surviving Company Ordinary Shares, Reincorporation Merger Surviving Company Warrant or Reincorporation Merger Surviving Company Right except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act, in all material respects; or (ii) use or disclose or encourage any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to Alps Holdco and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law in any material respect.

8.2 Alps Holdco’s Shareholders Approval.

(a) As promptly as reasonably practicable after the F-4 Effective Date and in any event within five (5) Business Days following the F-4 Effective Date (the “Alps Holdco Shareholder Written Consent Deadline”), Alps Holdco shall obtain and deliver to Parent a true and correct copy of (i) unanimous written resolutions duly executed by all of the Alps Holdco Shareholders or their duly appointed attorney or (ii) the minutes of a duly called and held general meeting of the Alps Holdco Shareholders, in each case in form and substance reasonably satisfactory to Parent and evidencing the Alps Holdco Shareholder Approval (the “Alps Holdco Shareholder Written Consent”).

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(b) Alps Holdco’s Board of Directors shall recommend that the Alps Holdco Shareholders vote in favor of this Agreement, the Additional Agreements to which Alps Holdco is or will be a party, the transactions contemplated hereby (including, without limitation, the Mergers) and thereby and other related matters, and neither Alps Holdco’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, such recommendation.

8.3 Additional Financial Information. Alps Holdco shall use its commercially reasonable efforts to provide Parent (i) on or prior to May 15, 2024, with the Annual Financial Statements, and (ii) on or prior to May 31, 2024, with the audited consolidated balance sheet of Alps Holdco Group as of March 31, 2024 and the related unaudited statements of operations, changes in shareholders’ equity and cash flows for the fiscal year ended March 31, 2024, each prepared under IFRS and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies (the “Final March 31, 2024 Financial Statements”). Additionally, during the Interim Period, Alps Holdco shall use its commercially reasonable efforts to provide Parent with Alps Holdco Group’s consolidated interim financial information for each quarterly period beginning after March 31, 2024 no later than forty (40) calendar days following the end of each quarterly period, each prepared under IFRS and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. All of the financial statements to be delivered pursuant to this Section 8.3 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of Alps Holdco to the effect that all such financial statements fairly present the consolidated financial position and consolidated results of operations of Alps Holdco Group as of the date or for the periods indicated, in accordance with IFRS, except as otherwise indicated in such statements and subject to year-end audit adjustments. Alps Holdco will promptly provide Parent with additional Alps Holdco Group financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

8.4 Lock-Up Agreements. Prior to the Closing, Parent shall cause the Identified Parent Stockholders to enter into a Lock-Up Agreement, and Alps Holdco shall cause those persons set forth on Schedule 8.4 who have not entered into a Lock-Up Agreement concurrently with this Agreement, to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

9.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

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(b) Other than with respect to Antitrust Laws, which shall be governed by Section 7.8, and subject to applicable Law, each of Alps Holdco and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or non-actions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Laws, and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and Alps Holdco, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent or its Representative in its capacity as a representative of Parent or against any member of the Alps Holdco Group (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, the Merger Sub or members of the boards of directors of Parent or Merger Sub and Alps Holdco shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Alps Holdco Group or the members of their boards of directors; provided, however, that in no event shall Alps Holdco or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if Alps Holdco is controlling the Transaction Litigation) or Alps Holdco (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of Parent(if Alps Holdco is controlling the Transaction Litigation) or Alps Holdco and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against Parent (if Alps Holdco is controlling the Transaction Litigation) or Alps Holdco and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by Parent (if Alps Holdco is controlling the Transaction Litigation) or Alps Holdco and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and Alps Holdco shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

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(d) During the Interim Period, Parent shall use commercially reasonable efforts to timely obtain the fairness opinion referred to in Section 10.2(k).

9.2 Compliance with SPAC Agreements. Except to the extent Alps Holdco agrees otherwise in writing, during the Interim Period, Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of December 6, 2021, by and between Parent and Chardan Capital Markets, LLC, and (b) enforce the terms of (i) the letter agreement, dated as of December 6, 2021, by and among Parent and each of the officers, directors and stockholders of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of December 6, 2021, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the initial stockholders of Parent named therein.

9.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, Alps Holdco, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

9.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Alps Holdco or its Subsidiaries or Parent and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Alps Holdco or its Subsidiaries or Parent, as provided in their respective organizational documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, the parties hereto shall cause the organizational documents of Reincorporation Merger Surviving Company and the Surviving Company and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Company and its Subsidiaries, Alps Holdco and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and Alps Holdco shall reasonably cooperate in order to obtain (at Parent’s expense) directors’ and officers’ liability insurance for Reincorporation Merger Surviving Company and Alps Holdco that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Reincorporation Merger Surviving Company and its Subsidiaries (including the Surviving Company after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for Alps Holdco’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as Alps Holdco.

(c) The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Alps Holdco or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

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(d) At or prior to the Effective Time, the Pubco shall obtain a policy for the extension of the directors’ and officers’ liability coverage of Alps Holdco’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by Alps Holdco with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

9.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Common Stock, Parent Public Units, the Parent Public Rights and the Parent Public Warrants on NASDAQ. During the Interim Period, Alps Holdco shall use commercially reasonable efforts to cause (a) Pubco’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Reincorporation Merger Surviving Company Ordinary Shares, including the Merger Consideration Shares and the Earn-out Shares, and the Reincorporation Merger Surviving Company Warrants to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

9.6 Certain Tax Matters. Each of Parent and Alps Holdco shall use commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor Alps Holdco shall take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and Alps Holdco intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

9.7 [Intentionally Omitted.]

9.8 Parent Expenses. Parent shall use commercially reasonable efforts to minimize the Parent Transaction Expenses such that the total of all Parent Transaction Expenses incurred or payable as of the Closing by Parent or its Subsidiaries in connection with the consummation of the transactions contemplated hereby shall not exceed $1,000,000 (excluding the cost of any insurance required under Section 9.4(b) above).

ARTICLE X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and Alps Holdco of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Mergers.

(b) (i) all applicable waiting periods under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, Pubco, Merger Sub, Alps Holdco or any of their respective Subsidiaries to consummate the Mergers that are set forth on Schedule 10.1(b) shall have been obtained and shall be in full force and effect.

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(c) There shall not be any pending Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 immediately prior to, and Pubco shall have net tangible assets of at least $5,000,001 upon consummation of the Mergers.

(e) Alps Holdco Shareholder Approval shall have been obtained.

(f) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting.

(g) Pubco’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Pubco shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Pubco shall not have received any notice of non-compliance therewith, and the Reincorporation Merger Surviving Company Ordinary Shares and the Reincorporation Merger Surviving Company Warrants shall have been approved for listing on NASDAQ.

(h) The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

10.2 Conditions to Obligations of Parent. The obligation of Parent to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) Alps Holdco, Pubco and Merger Sub shall have duly performed or complied with, in all material respects, all of their respective obligations and covenants hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Alps Holdco, Pubco and Merger Sub at or prior to the Closing Date.

(b) The representations and warranties of Alps Holdco, Pubco and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Alps Holdco Group as a whole.

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Alps Holdco Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Alps Holdco Group as a whole which is continuing and uncured.

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(d) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or another officer or a director of Alps Holdco certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 10.2.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary or another officer or a director of Alps Holdco attaching true, correct and complete copies of (i) the Memorandum and Articles of Association of Alps Holdco as then in force, as filed with and stamped by the Cayman Registrar; (ii) copies of resolutions duly passed by the Board of Directors of Alps Holdco authorizing this Agreement, the Additional Agreements to which Alps Holdco is a party and the transactions contemplated hereby and thereby and the Alps Holdco Shareholder Written Consent; and (iii) a certificate of good standing of Alps Holdco, issued as of a recent date (not less than three (3) days before the Closing Date) by the Cayman Registrar.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary or another officer or a director of Pubco attaching true, correct and complete copies of (i) the memorandum and articles of association of Pubco as then in force, as filed with and stamped by the Cayman Registrar; (ii) copies of resolutions duly passed by the Board of Directors of Pubco authorizing this Agreement, the Additional Agreements to which Pubco is a party and the transactions contemplated hereby and thereby; (iii) the Pubco Shareholder Approval, in each case evidencing the approval of the shareholders of Pubco, and (iv) a certificate of good standing of Pubco, issued as of a recent date (not less than three (3) days before the Closing Date) by the Cayman Registrar.

(g) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary or another officer or a director of Merger Sub attaching true, correct and complete copies of (i) the memorandum and articles of association of Merger Sub as then in force, as filed with and stamped by the Cayman Registrar; (ii) copies of resolutions duly passed by the Board of Directors of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby; (iii) the Merger Sub Shareholder Approval duly executed by all of the shareholders of Merger Sub, and (iv) a certificate of good standing of Merger Sub, issued as of a recent date (not less than three (3) days before the Closing Date) by the Cayman Registrar.

(h) Each of Alps Holdco and the Alps Holdco Shareholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which Alps Holdco or such Alps Holdco Shareholder, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing.

(i) The size and composition as set forth in Section 3.8 of the post-Closing Reincorporation Merger Surviving Company Board of Directors shall have been approved, with effect from the Effective Time, by resolutions of the Pubco Board of Directors.

(j) Parent shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(k) Parent shall obtain an opinion from an independent investment bank or other financial advisory firm mutually acceptable to Parent and Alps Holdco as to the fairness from a financial point of view, as of the date of such opinion, of the Merger Consideration Shares to be paid to the Alps Holdco Shareholders pursuant to this Agreement.

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10.3 Conditions to Obligations of Alps Holdco, Pubco and Merger Sub. The obligations of Alps Holdco to consummate the Closing is subject to the satisfaction, or the waiver in Alps Holdco’s sole and absolute discretion, of all of the following further conditions:

(a) Parent shall have duly performed or complied with, in all material respects, all of its obligations and covenants hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent at or prior to the Closing Date.

(b) The representations and warranties of Parent contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), shall be true and correct as of the date of this Agreement and as of the Closing Date in all material respects, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is continuing and uncured.

(d) Alps Holdco shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 10.3.

(e) Alps Holdco shall have received a certificate, dated as of the Closing Date, signed by the Secretary or another officer or a director of the Reincorporation Merger Surviving Company attaching true, correct and complete copies of (i) the memorandum and articles of association of the Reincorporation Merger Surviving Company then in effect, as filed with and (if received prior to the date of such certificate) stamped by the Cayman Registrar; (ii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iii) a certificate of good standing of Pubco, issued as of a recent date by the Cayman Registrar.

(f) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to Alps Holdco a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(g) Alps Holdco shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Pubco Representative and the Escrow Agent.

ARTICLE XI

TERMINATION

11.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the six (6)-month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form F-4 effective on or prior to the five (5)-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent, on one hand, or Alps Holdco, Pubco or Merger Sub on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or Alps Holdco, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or Alps Holdco, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

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(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which Order or Law is final and non-appealable, Parent or Alps Holdco shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to Alps Holdco or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of Alps Holdco and Parent duly authorized by each of their respective boards of directors.

(d) Parent may terminate this Agreement by giving written notice to Alps Holdco in the event that Alps Holdco (i) does not deliver to Parent the Final March 31, 2024 Financial Statements on or prior to May 31, 2024 or such further period as mutually agreed between Parent and Alps Holdco in writing; provided, that upon delivery by Alps Holdco to Parent of the Final March 31, 2024 Financial Statements, Parent shall no longer have the right to terminate under this Section 11.1(d)(i), and (ii) the Final March 31, 2024 Financial Statements reveal a change or modification from the Annual Financial Statements that has or would reasonably be expected to have a Material Adverse Effect on the business of the Surviving Company.

11.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written (email shall suffice) notice to Alps Holdco, without prejudice to any rights or obligations Parent may have: (i) at any time prior to the Closing Date if (x) Alps Holdco, Pubco or Merger Sub shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 10.2(a) or 10.2(c) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Alps Holdco of a written notice from Parent describing in reasonable detail the nature of such breach; (ii) at any time prior to the Closing Date if there shall have been any Effect in respect of the Alps Holdco Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Alps Holdco Group as a whole which is uncurable or is not cured within thirty (30) days following the date such Effect initially happened; or (iii) at any time after the Alps Holdco Shareholder Written Consent Deadline if Alps Holdco has not previously received the Alps Holdco Shareholder Approval (provided, that upon Alps Holdco receiving the Alps Holdco Shareholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (iii)).

(b) Alps Holdco may terminate this Agreement by giving written (email shall suffice) notice to Parent, without prejudice to any rights or obligations Alps Holdco may have, at any time prior to the Closing Date, if: (i) (x) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 10.3(a) or 10.3(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from Alps Holdco describing in reasonable detail the nature of such breach; or (ii) there shall have been any Effect in respect of Parent, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is uncurable and continuing.

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11.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI (other than termination pursuant to Section 11.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 9.3, this Section 11.3 and ARTICLE XIII, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE XI.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnification of Parent. Subject to the terms and conditions of this ARTICLE XII and for a period commencing from the Closing Date and continuing until 12 months thereafter, the Alps Holdco Shareholders (the “Indemnifying Parties”) hereby jointly and severally agree to indemnify and hold harmless Parent (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach or inaccuracy of the representations and warranties of Alps Holdco contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.3 (Governmental Authorization), 5.4 (Non-Contravention), 5.5 (Capitalization), 5.7 (Subsidiaries), 5.8 (Consents), 5.9 (Financial Statements), 5.10 (Books and Records), 5.12 (Absence of Certain Changes), 5.13 (Properties; Title to Alps Holdco’s Assets), 5.14 (Litigation), 5.16 (Licenses and Permits), 5.17 (Compliance with Laws), 5.23 (Real Property), 5.24 (Tax Matters), 5.26 (Finders’ Fees), 5.29 (Anti-Money Laundering Laws), and 5.31 (Related Party Transactions) (collectively, the “Alps Holdco Surviving Representations”). Except for Fraud Claims against Alps Holdco, the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000, in which event the Indemnifying Party shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of such threshold. Notwithstanding anything to the contrary herein, except for Fraud Claims against Alps Holdco, the maximum aggregate amount of indemnification payments which the Indemnifying Parties will be obligated to pay under this ARTICLE XI shall not exceed the amount of the Escrow Property in the Escrow Account at such time.

12.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Parent Representative shall have the sole right to act on behalf of the Indemnified Party with respect to any indemnification claims made pursuant to this ARTICLE XII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Party. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this ARTICLE XII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

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(b) The Parent Representative on behalf of an Indemnified Party shall give the Seller Representative on behalf of the Indemnifying Parties and the Escrow Agent prompt written notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 12.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party; provided that the copy of such Indemnification Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 12.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(c) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, the Seller Representative will be entitled, at the sole expense and liability of the Seller Representative, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Parent Representative (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to the Parent Representative that the indemnification provisions of Section 12.1 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 12.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify the Parent Representative in writing of the intention of the Seller Representative to assume the defense thereof, and (iii) retain legal counsel selected by the Seller Representative to conduct the defense of such Third-Party Claim.

(d) If the Seller Representative assumes the defense of any such Third-Party Claim pursuant to Section 12.2(b), then the Parent Representative and the Indemnified Party shall cooperate with the Seller Representative in any manner reasonably requested in connection with the defense, and the Parent Representative shall have the right to be kept fully informed by the Seller Representative and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Seller Representative so assumes the defense of any such Third-Party Claim, the Parent Representative shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Parent Representative shall be at the expense of the Parent Representative unless (i) the Seller Representative has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(e) If the Seller Representative elects to assume the defense of any Third-Party Claim pursuant to Section 12.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller Representative withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Seller Representative for such liability. If the Seller Representative does not elect to defend, or if, after commencing or undertaking any such defense, the Seller Representative fails to adequately prosecute or withdraw such defense, the Parent Representative shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Seller Representative shall not be entitled to control, but may participate in, and the Parent Representative (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Parent Representative retains control of the Third-Party Claim, the Parent Representative will not settle the subject claim without the prior written consent of the Seller Representative, which consent will not be unreasonably withheld or delayed.

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(f) If the Parent Representative undertakes the defense of any such Third-Party Claim pursuant to Section 12.1 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Parent Representative shall give the Seller Representative prompt written notice thereof and the Seller Representative shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at its expense. The Seller Representative shall not, without the prior written consent of the Parent Representative settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(g) Except for Fraud Claims against Alps Holdco, any indemnification claims against the Indemnifying Parties shall be satisfied solely by the Escrow Property (with such indemnification first be applied against the Escrow Shares and then against any other Escrow Property), and no Indemnifying Party shall be required to make any out-of-pocket payment for indemnification. Any indemnification obligation of an Indemnifying Party under this ARTICLE XII will be paid within five (5) Business Days after the determination of such obligation in accordance with this ARTICLE XII (and the Parent Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Parent or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other share of Parent Common Stock for purposes of determining the indemnification payment shall be the Reincorporation Merger Surviving Company Share Price on the date that the indemnification claim is finally determined in accordance with this ARTICLE XI. Any Escrow Shares or other shares of Parent Common Stock received by Parent as an indemnification payment shall be promptly canceled by Parent after its receipt thereof.

12.3 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

12.4 Survival of Indemnification Rights. The Alps Holdco Surviving Representations shall survive until the Expiration Date. Except for the Alps Holdco Surviving Representations, no representations or warranties contained in this in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing.

12.5 Sole and Exclusive Remedy. The remedies provided in this ARTICLE XII shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

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ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Alps Holdco, Pubco or Merger Sub (or, following the Closing, Pubco, the Reincorporation Merger Surviving Company or the Surviving Company), to:

Alps Life Sciences Inc

Unit E-18-01 & E-18-02 Level 18

Icon Tower (East)

No. 1 Jalan 1/68F, Jalan Tun Razak

50400 Kuala Lumpur

Wilayah Persekutuan, Malaysia

Attn: Dr. Tham Seng Kong; Low Wei Sim; Christie Elizabeth

E-mail: drtham@alpsmedical.com; amanda@alpsmedical.com; christie@alpsmedical.com if to Parent (prior to the Closing):

Globalink Investment Inc.

200 Continental Drive, Suite 401

Newark, Delaware, 19713

Attn: Say Leong Lim

E-mail: slim@globalinkinvestment.com

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attention: Ying Li, Esq.; Guillaume de Sampigny, Esq.

E-mail: yli@htflawyers.com; gdesampigny@htflawyers.com

if to the Parent Representative:

GL Sponsor LLC

1180 Avenue of the Americas, 8th Floor,

New York, NY 10036.

Attn: Ng Yan Xun

E-mail: glsponsor.jerryng@gmail.com

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with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attention: Ying Li, Esq.; Guillaume de Sampigny, Esq.

E-mail: yli@htflawyers.com; gdesampigny@htflawyers.com

if to the Seller Representative:

Dr. Tham Seng Kong

Unit E-18-01 & E-18-02 Level 18

Icon Tower (East)

No. 1 Jalan 1/68F, Jalan Tun Razak

50400 Kuala Lumpur

Wilayah Persekutuan, Malaysia

Email: drtham@alpsmedical.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by Parent, Alps Holdco, the Parent Representative and the Seller Representative, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced (or by the Parent Representative or Seller Representative, as applicable, in lieu of such party to the extent provided in this Agreement), and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Parent Representative and the Seller Representative.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

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13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

13.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by each party shall be borne by such party, regardless of whether the Closing takes place.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of Parent and Alps Holdco (and after the Closing, the Parent Representative and the Seller Representative). Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware; provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, the effects of the Mergers and the fiduciary duties that may apply to the directors and officers of the Parties that are incorporated under the laws of the Cayman Islands) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters.

13.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement, until the Closing.

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13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.12 Third Party Beneficiaries. Except as provided in Section 9.4 and Section 13.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.13 Waiver. Reference is made to the final prospectus of Parent, dated December 6, 2021 (the “Prospectus”). Alps Holdco understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, Alps Holdco, for itself and on behalf of the Alps Holdco Shareholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall serve to limit or prohibit (x) Alps Holdco’s right to pursue a claim for a breach for legal relief against assets held outside the Trust Account (other than distributions therefrom to Parent’s public shareholders that elect to redeem their shares in connection with the consummation of Parent’s initial business combination or an extension of Parent’s deadline to consummate its initial business combination or that receive proceeds from the Trust Account upon the liquidation of Parent if it fails to meet its deadline to consummate its initial business combination (“Public Distributions”), for specific performance or other non-monetary relief, or (y) any claims that Alps Holdco may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions).

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13.14 No Other Representations; No Reliance.

(a) NONE OF ALPS HOLDCO, ANY ALPS HOLDCO SHAREHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ALPS HOLDCO OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither Alps Holdco, any Alps Holdco Shareholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Alps Holdco made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of Alps Holdco by management of Alps Holdco or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Alps Holdco, any Alps Holdco Shareholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of Alps Holdco or any Alps Holdco Shareholder, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by Alps Holdco in ARTICLE V, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither Alps Holdco, the Alps Holdco Shareholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Alps Holdco, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Alps Holdco, the nature or extent of any liabilities of Alps Holdco, the effectiveness or the success of any operations of Alps Holdco or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Alps Holdco furnished to Parent or its representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Alps Holdco Shareholder or Alps Holdco has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Alps Holdco Shareholders and Alps Holdco have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Alps Holdco, the Alps Holdco Shareholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Alps Holdco or the future business, operations or affairs of Alps Holdco.

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(b) NEITHER PARENT NOR ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent nor any of its representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent made available to Alps Holdco and the Alps Holdco Shareholders and their representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Alps Holdco and the Alps Holdco Shareholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent or its representatives are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by Alps Holdco or Alps Holdco Shareholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent in ARTICLE VI, in each case as modified by the Schedules and Parent SEC Documents: (a) Alps Holdco acknowledges and agrees that: (i) neither Parent nor any of its representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent furnished to Alps Holdco, the Alps Holdco Shareholders or their respective representatives or made available to Alps Holdco, the Alps Holdco Shareholders and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of Parent has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE VI and subject to the limited remedies herein provided; (b) Alps Holdco specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) neither Parent nor any other Person shall have any liability to Alps Holdco, the Alps Holdco Shareholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

13.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.15.

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13.16 Submission to Jurisdiction. Subject to the provisions of Section 13.17, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

13.17 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 13.17), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 13.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Kuala Lumpur, Malaysia. The language of the arbitration shall be English.

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13.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.20 Parent Representative.

(a) Parent, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints GL Sponsor LLC, in the capacity as the Parent Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of the Indemnified Party any indemnification claims by any of them under ARTICLE XI; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Additional Agreements to which the Parent Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Parent Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Parent Representative Documents; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Parent Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Parent Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Parent Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the parties acknowledge that the Parent Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Parent’s securities (other than the Alps Holdco Shareholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Parent Representative, including any agreement between the Parent Representative and Alps Holdco, Seller Representative, any Alps Holdco Shareholders or Indemnifying Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE XII, shall be binding upon Parent and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.20 are irrevocable and coupled with an interest. The Parent Representative hereby accepts its appointment and authorization as the Parent Representative under this Agreement.

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(b) The Parent Representative shall not be liable for any act done or omitted under any Parent Representative Document as the Parent Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Parent shall indemnify, defend and hold harmless the Parent Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Parent Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Parent Representative’s duties under any Parent Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Parent Representative. In no event shall the Parent Representative in such capacity be liable under or in connection with any Parent Representative Document for any indirect, punitive, special or consequential damages. The Parent Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Parent Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Parent Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Parent, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Parent Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Parent Representative under this Section 13.20 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Parent Representative may resign upon ten (10) days’ prior written notice to Parent and the Seller Representative, provided, that the Parent Representative appoints in writing a replacement Parent Representative. Each successor Parent Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Parent Representative, and the term “Parent Representative” as used herein shall be deemed to include any such successor Parent Representatives.

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13.21 Seller Representative.

(a) Each Alps Holdco Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Dr. Tham Seng Kong, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Additional Agreements to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) making on behalf of such Person and taking all actions on their behalf relating to the achievement of the requirements for the Earn-out Shares and any disputes with respect thereto; (ii) managing, controlling, defending and settling on behalf of an Indemnifying Party any indemnification claims against any of them under ARTICLE XII, including controlling, defending, managing, settling and participating in any Third-Party Claim thereunder; (iii) acting on behalf of such Person under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Alps Holdco Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Alps Holdco Shareholders unless otherwise agreed by each Alps Holdco Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Alps Holdco Shareholders under this Agreement and to distribute the same to the Alps Holdco Shareholders in accordance with their Pro Rata Share; and (ix) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Parent Representative, Parent or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE XII, shall be binding upon each Alps Holdco Shareholder and their respective successors and assigns, and neither they nor any other party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.21 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Parent Representative, Parent, Alps Holdco and the Indemnified Party and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Alps Holdco Shareholders under any Seller Representative Documents. The Parent Representative, Parent, Alps Holdco and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to ARTICLE XI, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Alps Holdco Shareholder nor any Indemnifying Party shall have any cause of action against the Parent Representative, Parent or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Parent Representative and Parent shall not have any Liability to any Alps Holdco Shareholder or Indemnifying Party for any allocation or distribution among the Alps Holdco Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Alps Holdco Shareholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Alps Holdco Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Alps Holdco Shareholder with respect thereto. All notices or other communications required to be made or delivered by an Alps Holdco Shareholder shall be made by the Seller Representative (except for a notice under Section 13.21(d) of the replacement of the Seller Representative).

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(c) The Seller Representative will act for the Alps Holdco Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Alps Holdco Shareholders, but the Seller Representative will not be responsible to the Alps Holdco Shareholders for any Losses that any Alps Holdco Shareholder or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Alps Holdco Shareholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Alps Holdco Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 13.21 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Alps Holdco Shareholders, then the Alps Holdco Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Alps Holdco Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Parent Representative and Parent in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

Alps Holdco:

ALPS LIFE SCIENCES INC

By:	/s/ Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:

PubCo:

ALPS GLOBAL HOLDING PUBCO

By:	/s/ Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:	Director

Merger Sub:

ALPS BIOSCIENCES MERGER SUB

By:	/s/ Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:	Director

{Signature page to Merger Agreement}

Parent Representative:

GL SPONSOR LLC, in the capacity as the Parent Representative

By:	/s/ Yan Xun Ng
Name:	Yan Xun Ng
Title:	Manager

Seller Representative:

/s/ Tham Seng Kong
Dr. Tham Seng Kong, in the capacity as the Seller Representative